Exhibit 10.1

DATED 4 SEPTEMBER 2012

(1)	WOODCOCK BROTHERS (WIMBLEDON) LIMITED

(2)	ZIPCAR (UK) LIMITED

(3)	HEINEKEN UK LIMITED

AGREEMENT FOR SURRENDER OF HEADLEASE AND LEASE

of premises at

Melbury House

49-57 Wimbledon Hill Road

London

SW19 7QW

ANNEXES

Annex 1	-	the Lease

Annex 2	-	Side Letter

Annex 3	-	Security Deposit Deed

Annex 4	-	Deed of Surrender

THIS AGREEMENT is made 4th September 2012

BETWEEN

(1)	WOODCOCK BROTHERS (WIMBLEDON) LIMITED (Company registration number 00481173) whose registered office is at Fifth Floor 7-10 Chandos Street London WC1M 9DE (“the Landlord”)

(2)	ZIPCAR (UK) LIMITED (Company registration number 04525217) whose registered office is at Melbury House 51 Wimbledon Hill Road London SW19 7QW (“the Tenant”)

(3)	HEINEKEN UK LIMITED (Company registration number SC065527) whose registered office is at 2-4 Broadway Park South Gyle Broadway Edinburgh EH12 9JZ (“Heineken”)

RECITALS

(A)	The Tenant changed its name from Streetcar Limited to Zipcar (UK) Limited on 20 December 2011

(B)	Heineken changed its name from Scottish & Newcastle UK Limited to Heineken UK Limited on 22 November 2009

(C)	Heineken and the Landlord have agreed to surrender the Headlease

(D)	The parties wish to document the grant of the Lease following determination of the Headlease and also wish to cater for the period between 1 September 2012 (expiry of the Existing Lease) and 28 September 2012 (expiry of the Headlease) when the Tenant shall be entitled to remain in occupation of the Premises

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement unless the context otherwise requires the following expressions shall have the following meanings:

“Completion Date”	means 28 September 2012

“Deed of Surrender”	means the deed of surrender in the form TR1 set out in Annex 4 to be entered into between the Landlord and Heineken in respect of the Headlease

“Datix Lease”	means the means the lease dated 17 November 2008 made between (1) Heineken and (2) Datix Limited for a term expiring on 30 September 2012 of the third floor of Melbury House 49-57 Wimbledon Hill Road London

“Existing Lease”	means the lease dated 22 October 2008 made between (1) Heineken and (2) the Tenant for a term expiring on 1 September 2012 of the second floor of Melbury House 49-57 Wimbledon Hill Road London

“Headlease”	means the lease dated 14 October 2002 made between (1) the Landlord (2) Heineken (UK) Limited (CRN 00973941) (3) Heineken Bronwerijen BV (CRN FC 020047) of the Headlease Premises

“Headlease Premises”	the premises known as Second and Third Floors Melbury House 49-57 Wimbledon Hill Road London SW19 7QW as more particularly described in the Headlease

“Initial Rent”	in respect of the period 28 September 2012 until 27 September 2013 the rent of ONE HUNDRED THOUSAND ONE HUNDRED AND TWENTY THREE POUNDS AND FIFTY PENCE (£100,123.50) and in respect of the period from 28 September 2013 until 3 January 2016 the yearly rent of TWO HUNDRED THOUSAND AND TWO HUNDRED AND FORTY SEVEN POUNDS (£200,247.00)

“Insurance Rent”	the insurance rent or charge payable by the Tenant under the Lease

“Landlord”	includes its successors in title

“Land Registry”	Her Majesty’s Land Registry as referred to in section 99 of LRA 2002

“Lease”	the lease of the Premises to be granted to the Tenant by the Landlord under this agreement which lease shall be for a term of years commencing on the Term Commencement Date and shall be in the form contained in Annex 1

“LRA 2002”	the Land Registration Act 2002

“Planning Acts”	“the consolidating Acts” as defined in the Planning (Consequential Provisions) Act 1990 and any other legislation relating to town and country planning in force from time to time

“Premises”	the premises known as 2nd Floor Melbury House 49-57 Wimbledon Hill Road London SW19 7QW as more particularly described in the Lease

“Prescribed Rate”	four percent per annum above the base rate of Barclays Bank Plc or such other London clearing bank as the Landlord may from time to time nominate

“Rent Commencement Date”	the Term Commencement Date

“Rent Deposit”	means the deposit held by Heineken pursuant to the security deposit deed dated 22 October 2008 made between (1) Heineken and (2) Zipcar which at the date of this agreement stands at £119, 042.85

“Security Deposit Deed”	means the Security Deposit Deed in the form contained at Annex 3

“Service Charge”	the service charge payable by the Tenant under the Lease

“Side Letter”	means the side letter in the form contained at Annex 2

“Statutory Requirements”	any Acts of Parliament and any instruments rules orders regulations notices directions bye-laws permissions and plans for the time being made under or deriving validity from it any European Directives or Regulations legally enforceable in England and Wales and any rules regulations building regulations order bye-laws or codes of practice of any local or other competent authority

“Tenant”	does not include the Tenant’s successors in title and assigns this agreement being personal to the Tenant

“Term Commencement Date”	the date which is the earliest of:

(a) the Lease Completion Date; and

(b) the date that the Lease is actually completed

“VAT”	value added tax as imposed by the Value Added Tax Act 1994 at the rate in force when the relevant supply is made and includes any similar tax from time to time replacing it

“Working Day”	any day except Saturday Sunday and bank or other public holidays in England

1.2	In this agreement unless the context otherwise requires:

1.2.1	words importing one gender include any other gender and words importing the singular number include the plural number and vice versa and any reference to a person includes a reference to a company authority board department or other body

1.2.2	unless otherwise expressly stated all references to a clause or schedule mean a clause of or schedule to this agreement

1.2.3	any reference to a statute (whether specifically named or not) or a section of a statute include any amendment or modification or re-enactment of such statute for the time being in force and all instruments orders notices regulations directions bye-laws permissions and plans for the time being made issued or given under or deriving validity from the same

1.2.4	headings and titles to clauses are for reference purposes only and shall not affect the construction or interpretation of this agreement

1.2.5	unless otherwise expressly stated all references to an annex mean the annex so marked and forming part of this agreement and signed by or on behalf of each of the parties hereto by way of identification

1.2.6	at any time when any party to this agreement comprises two or more persons all references to such party include all or any of such persons and obligations expressed or implied to be made by or with any of them shall be deemed to be made by or with all or any two or more of such persons jointly and each of them severally

1.2.7	any obligations on a party to do any act matter or thing includes an obligation to procure that it be done and any obligation on a party not to do or omit to do any act matter or thing includes an obligation not to permit or suffer such act matter or thing to be done or omitted to be done by any person under its control

2.	AGREEMENT

2.1	On the Completion Date subject to the terms of this agreement:

2.1.1	Heineken will surrender the Headlease subject to the Datix Lease and the Landlord will accept the surrender; and

2.1.2	the Landlord will grant and the Tenant shall accept the Lease.

3.	RISK AND INSURANCE

3.1	The Landlord shall insure the Premises in accordance with its covenant to insure contained in the Lease as if the Lease has been completed

3.2	No damage to or destruction of the Premises or any part of them occurring after the date of this agreement shall in any way affect the obligations of the parties under this agreement

4.	INITIAL RENT SERVICE CHARGE AND INSURANCE RENT

4.1.1	The Initial Rent shall commence to be payable on the Rent Commencement Date

4.1.2	The Service Charge shall commence to be payable on the Rent Commencement Date

4.1.3	The Insurance Rent shall commence to be payable on the Rent Commencement Date

5.	TITLE

5.1	The Landlord’s title to the Premises has been deduced to the Tenant’s solicitors before the date of this agreement and the Tenant shall be deemed to have accepted such title and shall not be entitled to raise any objection or requisition concerning such title save for matters arising from the Tenant’s usual pre-completion searches

5.2	If the Lease shall be a registrable disposition within the meaning of LRA 2002 the Tenant shall as soon as practicable following completion of the registration of the Lease procure that there are supplied to the Landlord’s solicitors an official copy of the registers of the title to the Lease and an official copy of the title plan

6.	REPRESENTATIONS

The Tenant acknowledges that this agreement constitutes the entire contract between the Landlord and the Tenant to the exclusion of any antecedent statement or representation whether oral written or implied or whether contained in any advertisement particulars or other matters issued or in any correspondence entered into by the Landlord or its employees or agents and the Tenant acknowledges that the Tenant has not entered into this agreement in reliance upon any such statement or representation other than those (if any) given in writing by the Landlord’s solicitors in response to written enquiries submitted by the Tenant’s solicitors prior to the date of this agreement

7.	COMPLETION OF THE LEASE AND SECURITY DEPOSIT DEED

7.1	The Landlord shall procure that its solicitors prepare the engrossments of the Lease and Security Deposit Deed and counterpart and deliver the counterpart to the Tenant’s solicitors

7.2	The term of the Lease shall commence on the Term Commencement Date

7.3	On or before the Completion Date:

7.3.1	the Landlord will execute and grant (or cause to be executed and granted) to the Tenant the Lease, Security Deposit Deed and Side Letter and the Tenant will accept the Lease, Security Deposit Deed and Side Letter; and

7.3.2	the Tenant will execute and deliver to the Landlord a counterpart of the Lease, Security Deposit Deed and Side Letter.

7.4	Completion of the Lease, Security Deposit Deed and Side Letter shall take place at the offices of the Landlord’s solicitors or as they reasonably require in England

7.5	At any time on or after the Completion Date either the Landlord or the Tenant being ready and willing to complete the Lease and perform its other obligations under this agreement may (but without limiting or affecting any other available rights or remedies) by written notice to the other or to the other’s solicitors require completion of the Lease as referred to in clause 7.6

7.6	Upon service of a notice under clause 7.5 it shall become and be a term of this agreement (in respect of which time shall be of the essence) that the Lease shall be completed within ten Working Days after service of such notice (exclusive of the day of service)

8.	ALIENATION

8.1	The Tenant shall not assign underlet charge part with or otherwise deal in any way with the Tenant’s interest under this agreement

8.2	The Tenant (as named in this agreement) will itself take up the grant of the Lease and the Landlord shall not be obliged to grant the Lease to any other person

9.	COMPLETION OF THE SURRENDER

9.1	Heineken shall procure that its solicitors prepare the engrossments of the Deed of Surrender and counterpart and deliver the counterpart to the Landlord’s solicitors

9.2	On or before the Completion Date:

9.2.1	Heineken will execute and deliver (or cause to be executed and delivered) to the Landlord the Deed of Surrender together with the Headlease and associated documents and the Landlord will accept the Deed of Surrender;

9.2.2	the Landlord will execute and deliver to Heineken a counterpart of the Deed of Surrender;

9.2.3	Heineken shall pay to the Landlord in full and final settlement of all liability under the Headlease the Reverse Premium (as defined in the Deed of Surrender); and

9.3	Heineken shall pay to the Landlord (within 10 working days of receiving an apportioned demand) the amount of any insurance premium and service charge pursuant to the Headlease apportioned up to the Completion Date provided that if the apportionment has not been finalised and delivered to Heineken 10 working days prior to the Completion Date the payment shall not be required to be made on the Completion Date but will remain a debt due from Heineken to the Landlord payable within 10 working days of receipt of an apportioned demand.

9.4	Completion of the Deed of Surrender shall take place at the offices of Heineken’s solicitors or as they reasonably require in England

9.5	Completion of the Deed of Surrender shall take place notwithstanding that there is a delay in completion of the Lease or any other documents to be entered into between the Landlord and the Tenant.

9.6	Heineken shall not pursue any claim for dilapidations against the tenants under the Existing Lease and the Datix Lease and it is intended that the tenant of the Datix Lease shall be entitled to enforce this obligation

10.	AIR CONDITIONING WORKS

The Landlord will procure as soon as is reasonably practicable and at no cost to the Tenant that the supplementary air conditioning system in the Premises is disconnected from the supplementary air conditioning system in the third floor of the building known as Melbury House aforesaid and that controls are provided and the supplementary air conditioning system in the premises is re-commissioned so that the systems on each of the second and third floors are capable of being operated independently

11.	VAT

11.1	Save as the context requires or as otherwise stated all sums or other consideration required to be paid or provided under or in connection with this agreement for a taxable supply of goods or services are exclusive of VAT which shall be paid in addition by the recipient of the supply

11.2	Any person making a taxable supply under the terms of this agreement shall issue a valid VAT invoice to the recipient of that supply upon receipt of the consideration (including VAT) due

11.3	To the extent that any payment made pursuant to this agreement constitutes a reimbursement of any expense incurred and disbursed by the recipient of that payment it shall include an amount sufficient to compensate the recipient in respect of any VAT comprised in that expense which is not recoverable by the recipient (or by the representative member of the value added tax group of which the recipient is a member) as input tax pursuant to sections 25 and 26 of the Value Added Tax Act 1994

12.	TERMINATION ON TENANT’S DEFAULT

12.1	For the purposes of this clause an event of default occurs if at any time before completion of the Lease:

12.1.1	the Tenant (or where the Tenant comprises more than one person any one or more of them) is an individual and such individual dies or

12.1.2	there occurs in relation to the Tenant (or where the Tenant comprises more than one person there occurs in relation to any one or more of those persons) a Terminating Event (as defined in the Lease) or

12.2	On or after the occurrence of an event of default the Landlord may (in addition to and without affecting any other rights and remedies it may have) determine this agreement by way of rescission by giving a written notice to the Tenant to that effect

12.3	Upon any determination pursuant to this clause:

12.3.1	the Tenant shall immediately vacate the Premises and remove from the Premises all chattels and other things belonging to the Tenant and (if any) all building and other materials and equipment on the Premises making good to the reasonable satisfaction of the Landlord any damage caused by such removal

12.3.2	the rights of either party against the other(s) under this agreement in respect of any prior breach shall not be affected

13.	NOTICES

13.1	Any notice to be served on or communication to be sent to any party to this agreement shall be in writing and shall be regarded as properly served or sent if served or sent to the persons and the addresses specified in clause 13.2.3 by either:

13.1.1	personal delivery or

13.1.2	pre-paid registered or recorded delivery mail

13.2	Notices and communications shall be deemed to have been served or received as follows:

13.2.1	in the case of personal delivery on the date of delivery

13.2.2	in the case of pre-paid registered or recorded delivery mail on the second Working Day after the notice or communication is posted

13.2.3	Notices and communications to the Landlord shall be addressed to Garry Woodcock Woodcock Brothers (Wimbledon) Limited of Woodcock House Gibbard Mews High Street Wimbledon Village London SW19 5BY with a copy to Arnold Isaacson of Russell Cooke 2 Putney Hill Putney London SW15 6AB (Ref: 14.AMI.112330.123)

13.2.4	Notices and communications to the Tenant shall be addressed to David Pillinger Zipcar Limited of Melbury House 51 Wimbledon Hill Road London SW19 7QW with a copy to Malcolm Headley of Lawrence Graham LLP 4 More London Riverside London SE1 2AU (Ref: MAH/S716/7)

13.2.5	Notices and communications to Heineken shall be addressed to Lynne Winter, Heineken UK Limited 2-4 Broadway Park South Gyle Broadway Edinburgh EH12 9JZ with a copy to Michael O’Haire of Osborne Clarke 2 Temple Back East Temple Quay Bristol BS1 6EG (Ref: MOH/0934488)

14.	NON-MERGER

In so far as any obligations under this agreement are outstanding or remain to be performed after completion of the Lease they shall remain to be performed and observed notwithstanding the grant of the Lease

15.	LAW AND JURISDICTION

This agreement is governed by English law and the parties to this agreement submit to the non-exclusive jurisdiction of the English courts

16.	LEGAL COSTS

Each party shall bear its own legal and other costs in relation to this agreement

17.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

17.1	Unless the right of enforcement is expressly provided for in this agreement a person who is not a party to this agreement may not by virtue of the Contracts (Rights of Third Parties) Act 1999 enforce any of its terms

17.2	Except to the extent that there is express provision in this agreement to the contrary the parties may by agreement rescind or vary this agreement without the consent of any such person

18.	CONFIDENTIALITY

18.1	Subject to clause 18.2 no party to this agreement shall without the prior written consent of each of the others disclose or publish or cause disclosure or publication of the existence and/or financial terms of this agreement and (once granted) the Lease and each party shall keep all such information confidential

18.2	The parties to this agreement shall not be prevented from disclosing the existence or financial terms of this agreement

18.2.1	where disclosure is required in order to comply with a Statutory Requirement or the rules of the London Stock Exchange or an order of the English court

18.2.2	to any professional adviser who shall agree to keep such information confidential

19.	INTEREST

Any sum due from one party to another party (both being parties to this agreement) which is not paid when it is due (or within any period specifically allowed by this agreement) shall bear interest at the Prescribed Rate in respect of the period when it became due to the date of payment

20.	AGREEMENT FOLLOWING EXPIRY OF THE EXISTING LEASE

20.1	Following expiry of the Existing Lease on 1 September 2012 and up to the Completion Date (the “Intervening Period”) Heineken will allow and the Landlord will not object to the Tenant remaining in occupation of the Premises by way of licence

20.2	During the Intervening Period the Tenant shall (i) observe and be bound by the same tenant’s covenants exceptions reservations conditions and other provisions as are contained in the Existing Lease (and without limitation the Tenant shall be responsible for all rates and other outgoings in respect to the Premises) and (ii) pay to Heineken licence fees equal to the rents payable under the Existing Lease as though the Existing Lease were in place and such licence fees shall be payable in the same manner as provided for in the Existing Lease

20.3	The Landlord and Heineken confirm and acknowledge that they shall not take any action against the Tenant whilst it remains in occupation of the Premises prior to completion of the Lease provided that the Tenant is not in material breach of its obligations in this clause

20.4	Heineken shall pay the balance of the Rent Deposit to the Tenant on the Completion Date

21.	EXCLUSION OF SECTIONS 24 - 28 OF THE LTA 1954 IN RELATION TO THE SURRENDER

21.1	The parties confirm that:

21.1.1	The Landlord served a notice on Heineken as required by section 38A(4)(a) of the LTA 1954 applying to the surrender of the Headlease before this agreement was entered into

21.1.2	Michael O’Haire who was duly authorised by Heineken to do so made a statutory declaration dated 16 August 2012 in accordance with the requirements of section 38A(4)(b) of the LTA 1954

21.2	The parties agree that the provisions of sections 24 to 28 of the LTA 1954 are excluded in relation to the agreement to surrender of the Headlease

22.	EXCLUSION OF SECTIONS 24 - 28 OF THE LTA 1954 IN RELATION TO THE LICENCE TO OCCUPY

22.1	The parties confirm that:

22.1.1	Heneiken served a notice on the Tenant as required by section 38A(3)(a) of the LTA 1954 applying to any tenancy created by the Licence before this agreement was entered into

22.1.2	Malcolm Headley who was duly authorised by Heineken to do so made a statutory declaration dated 15 August 2012 in accordance with the requirements of section 38A(3)(b) of the LTA 1954

22.2	The parties agree that the provisions of sections 24 to 28 of the LTA 1954 are excluded in relation to any tenancy created by the licence

SIGNED by the parties to this agreement on the date first above written

Signed by
for and on behalf of	/s/ Gary Woodcock
WOODCOCK BROTHERS (WIMBLEDON) LIMITED	Print name	Gary Woodcock

Signed by
for and on behalf of	/s/ Edward G. Goldfinger
ZIPCAR (UK) LIMITED	Print name	Edward G. Goldfinger

Signed by
for and on behalf of	/s/ Jos van der Burg
HEINEKEN UK LIMITED	Print name	Jos van der Burg

Annex 1

DATED                     2012

(1) WOODCOCK BROTHERS (WIMBLEDON) LIMITED

- and -

(2) ZIPCAR (UK) LIMITED

LEASE

relating to

Second Floor, Melbury House

49-57 Wimbledon Hill Road,

London SW19 7QW

Term: Expiring 4 January 2020

Initial Rent: £200,247 p.a.

Russell-Cooke

2 Putney Hill

Putney

London SW15 6AB

REF : 14.AMI.BD.Woodcock.112330.123

Eng: 20.8.2012

PRESCRIBED CLAUSES

LR1.	Date of Lease	— 2012

LR2.	Title number(s)	LR2.1 Landlord’s title number: SY227468 (Title number(s) out of which this lease is granted. Leave blank if not registered.)

LR2.2 Other title number(s): None (Existing title number(s) against which entries of matters referred to in LR9, LR10, LR11 and LR13 are to be made.)

LR3.		Landlord: Woodcock Brothers (Wimbledon) Limited

Parties to this lease
Tenant: Zipcar (UK) Limited

	Give full names, addresses and company’s registered number, if any, of each of the parties. For Scottish companies use a SC prefix and for limited liability partnerships use an OC prefix. For foreign companies give territory in which incorporated.	Other parties: N/A
(Specify capacity of each party, for example “management company”, “guarantor” etc.)

LR4.	Property	In the case of a conflict between this clause and the remainder of the lease then, for the purposes of registration, this clause shall prevail.

Insert a full description of the land being leased or refer to the clause, schedule or paragraph of a schedule in this lease in which the land being leased is more fully described.

Where there is a letting of part of a registered title, a plan must be attached to this lease and any floor levels must be specified.

Second Floor, Melbury House, 49-57 Wimbledon Hill Road, London SW19 7QW as defined at clause 1.31 herein

LR5.	Prescribed statements etc.

LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.

None

If this lease includes a statement falling within LR5.1, insert under that sub-clause the relevant statement or refer to the clause, schedule or paragraph of a schedule in this lease which contains the statement.

LR5.2 This lease is made under, or by reference to, provisions of: N/A

LR6.	Term for which the Property is leased	The term as specified in this lease at paragraph 1.9 of the Particulars.

NOTE: The information you provide, or refer to, here will be used as part of the particulars to identify the lease under rule 6 of the Land Registration Rules 2003.

LR7.		None

Premium Specify the total premium, inclusive of any VAT where payable.

LR8.	Prohibitions or restrictions on disposing of this lease	This lease does contain a provision that prohibits or restricts dispositions.

LR9.		N/A

Rights of acquisition etc. Insert the relevant provisions in the sub-clauses or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

LR10.

Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

Insert the relevant provisions in the sub-clauses or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

Not applicable

LR11.		LR11.1 Easements granted by this lease for the benefit of the Property:

	Easements Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the easements.	As set out in schedule 2

LR11.2 Easements granted or reserved by the lease over the Property for the benefit of other property: As set out in schedule 3

LR12.	Estate rentcharge burdening the Property Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the rentcharge.	Not applicable

LR13.

Application for standard form of restriction

Set out the full text of the standard form of restriction and the title against which it is to be entered. If you wish to apply for more than one standard form of restriction use this clause to apply for each of them, tell us who is applying against each title and set out the full text of the restriction you are applying for.

Standard forms of restriction are set out in Schedule 4 to the Land Registration Rules 2003.

N/A

LR14.

Declaration of trust where there is more than one person comprising the Tenant

If the Tenant is one person, omit or delete all the alternative statements.

If the Tenant is more than one person, complete this clause by omitting or deleting all inapplicable alternative statements.

N/A

THIS LEASE is made the      day of              2012

BETWEEN:

(1)	WOODCOCK BROTHERS (WIMBLEDON) LIMITED (Company Registration Number 00481173) the registered office of which is at Fifth Floor, 7-10 Chandos Street, London WC1M 9DE (Company Registration number 481173) and whose address for service is Woodcock House, Gibbard Mews, High Street, Wimbledon Village, London SW19 5BY (“the Landlord”)

(2)	ZIPCAR (UK) LIMITED the registered office of which is in England and Wales is at Melbury House, 51 Wimbledon Hill Road, London SW19 7QW (Company Registration number 04525217) (“the Tenant”)

NOW THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

For all purposes of this Lease the terms defined in this clause have the meanings specified.

DEFINITIONS

1.1	“Accountant”

“Accountant” means a qualified accountant or firm of accountants appointed by the Landlord from time to time. The Accountant may be an employee of the Landlord or a Group Company.

1.2	“Adjoining Conduits”

“Adjoining Conduits” means all the pipes, sewers, drains, mains, ducts, conduits, gutters, watercourses, wires, cables, laser optical fibres, data or impulse transmission communication reception systems, channels, flues and all other conducting media and includes any fixings, louvres, cowls, covers and other ancillary apparatus that are in, on or under the Building and serve the Premises.

1.3	“Basement Car Park”

“Basement Car Park” means the car park in the basement of the Building shown for the purpose of identification only edged brown on Plan 1 and the ramp leading therefrom to Alwyne Road.

1.4	“Break Date”

“Break Date” means 4 January 2015 (“2015 Break”) and 30 June 2017 (“2017 Break”)

1.5	“Building”

“Building” means all that land and the building situate at 49 to 57 Wimbledon Hill Road, Wimbledon, London SW19 and known as Melbury House being the whole of the land registered with Title Absolute at the Land Registry under Title No. SY227468 and shown for the purposes of identification only edged blue on Plan 2

1.6	“Car Park and Service Area Percentage”

“Car Park and Service Area Percentage” means 23.4% subject to the provisions for variation contained in paragraph 2.6 of Schedule 6.

1.7	“Common Parts”

“Common Parts” means the areas in the Building made available from time to time by the Landlord for use in common by the Tenants and occupiers of the first, second and third floors of the Building and all persons expressly or by implication authorised by them including the entrance halls, landings, lifts, staircases and passages, but not limited to them.

1.8	“Conduits”

“Conduits” means the pipes, sewers, drains, mains, ducts, conduits, gutters, watercourses, wires, cables, laser optical fibres, data or impulse transmission, communication reception systems, channels, flues and all other conducting media - including any fixings, louvres, cowls, covers and any other ancillary apparatus - that are in or on over or under the Premises.

1.9	“Contractual Term”

“Contractual Term” means the period years commencing on and including the 28 September 2012, up to and including 4 January 2020.

1.10	“Decorating Years”

“Decorating Years” means every fifth year of the Term and the last year of the Term however determined.

1.11	“Development”

References to “development” are references to development as defined by the Town and Country Planning Act 1990 section 55.

1.12	“Group Company”

“Group Company” means a company that is a member of the same group as the Tenant within the meaning of the 1954 Act Section 42.

1.13	“Inherent Defects”

“Inherent Defects” means any defect in the construction of the Building including (without limitation) the external walls, floors, stairs, roofs, roof structures, foundations, columns, beams and other structural elements or any mechanical or electrical services within it which is wholly or partly attributable to faulty or defective design workmanship or materials.

1.14	“Initial Provisional Service Charge”

“Initial Provisional Service Charge” means £43,000 per year.

1.15	“Initial Rent”

“Initial Rent” means in respect of the period from the 28 September 2012 until the 27 September 2013 the rent of £100,123.50 and as from the 28 September 2013 until 3 January 2016 a rent of £200,247 per annum (subject to the provisions of Schedule 4 hereof).

1.16	“Insurance Rent”

“Insurance Rent” means the Insurance Rent Percentage of the sums that the Landlord is from time to time liable to pay: -

1.16.1	by way of annual premium for insuring the Building, including insuring for loss of rental and service charge income in accordance with its obligations contained in this Lease

1.16.2	by way of premium for insuring in such amount and on such terms as the Landlord considers reasonably appropriate against all liability of the Landlord to third parties arising out of or in connection with any matter involving or relating to the Building, and

1.16.3	for insurance valuations, and all of any increased premium payable by reasons of any act or omission of the Tenant.

1.17	“Insurance Rent Percentage”

“Insurance Rent Percentage” means 23.4% subject to the provisions for variation contained in clause 5.7

1.18	“Insured Risks”

“Insured Risks” means the risks of loss or damage by fire, storm, tempest, earthquake, lightning, explosion, riot, civil commotion, malicious damage, malicious persons, subsidence, landslip and heave, impact by vehicles and by aircraft and articles dropped from aircraft (other than war risks), flood damage and bursting and overflowing of water pipes and tanks and any other apparatus and terrorism provided that the premium for insuring against terrorism is not excessive - and such other risks, whether or not in the nature of the foregoing, as the Landlord from time to time reasonably considers necessary to insure against.

1.19	“Interest”

Unless the context requires otherwise, references to “Interest” are references to interest during the period from the date on which the payment is due to the date of payment, both before and after any judgement, at the Interest Rate then prevailing or, should the base rate referred to in clause 1.20 cease to exist, at another rate of interest closely comparable with the Interest Rate to be determined upon by the Landlord acting reasonably.

1.20	“Interest Rate”

“Interest Rate” means the rate of 4% per year above the base lending rate of National Westminster Bank plc or such other bank being a member of the Committee of London and Scottish Bankers as the Landlord from time to time nominates in writing.

1.21	“Landlord’s Expenses”

“Landlord’s Expenses” means the costs and expenditure - including all charges, commissions, premiums, fees and interest - properly and reasonably paid or incurred, in accordance with the provisions of paragraph 2.3 of schedule 6 to be paid or incurred, by the Landlord in respect of or properly incidental to all or any of the Services or otherwise required to be taken into account for the purpose of calculating the Service Charge, except where such cost and expenditure is recovered from any insurance policy effected by the Landlord pursuant to clause 5.2 provided always that the Landlord’s expenses shall not include any works carried out or required to be carried out before 26 September 2014 due to an inherent defect whether to the Building or the plant within

1.22	“Liability Period”

“Liability Period” means -

1.22.1 in the case of any guarantor required pursuant to subclause 3.9.5.2 of clause 3.9.5 the period during which the relevant assignee is bound by the tenant covenants of this Lease together with any additional period during which that assignee is liable under an authorised guarantee agreement,

1.22.2 in the case of any guarantor under an authorised guarantee agreement, the period during which the relevant assignee is bound by the tenant covenants of this Lease, and

1.22.3 in the case of any guarantor required pursuant to subclause 3.9.8.7 of clause 3.9.8 the period during which the relevant assignee of the sublease is bound by the tenant covenants of that sublease.

1.23	“Losses”

References to “losses” are references to liabilities, damages or losses awards, of damages or compensation, penalties, costs, disbursements or expenses arising from any claim, demand, action or proceedings.

1.24	“1954 Act”

“1954 Act” means the Landlord and Tenant Act 1954 and all statutes regulations and orders included by virtue of clause 1.54.

1.25	“1995 Act”

“1995 Act” means the Landlord and Tenant (Covenants) Act 1995 and all statutes, regulations and orders included by virtue of clause 1.54.

1.26	“Office Covenants”

“Office Covenants” means the covenants set out in Schedule 5.

1.27	“Office Percentage”

“Office Percentage” means [34.35]% subject to the provisions for variation contained in paragraph 2.6 of Schedule 6

1.28	“Office/Retail/Leisure Percentage”

“Office/Retail/Leisure Service Charge Percentage” means 23.4% subject to the provisions for variation contained in paragraph 2.6 of Schedule 6

1.29	“Parking Bays”

“Parking bays” means the five (5) parking bays in the Basement Car Park shown edged red on Plan [1] or such other parking bays in the Basement Car Park shown on Plan [1] or as shall be created in the Basement Car Park as shall be allocated to the Tenant in place of one or more of the five parking bays .

1.30	“Plan”

means plan 1, plan 2 and plan 3 annexed to this Lease.

1.31	“Planning Acts”

“Planning acts” means the Town and Country Planning Act 1990 and all statutes, regulations and orders included by virtue of clause 1.54.

1.32	“Premises”

1.32.1	Definition of “Premises”

the part of the second floor of the Building shown edged red on Plan 3 and as more particularly defined in schedule 1.

1.32.2	Interpretation of “Premises”

In the absence of any provision to the contrary, references to “Premises” include any part of the Premises.

1.33	“Rent” and “Rent Commencement Date”

1.33.1 “Rent” means the Initial Rent. Thereafter “Rent” means the sum ascertained in accordance with Schedule 4. “Rent” does not include the Insurance Rent, but the term “Lease Rents” means both the Rent and the Insurance Rent.

1.33.2 “The Rent Commencement Date” means 28 September 2012.

1.33	“Retained Parts”

“Retained Parts” means the parts of the Building that are not let or constructed or adapted for letting, including, without prejudice to the generality of the foregoing, the Common Parts and such parts of the main structure, walls, foundations and roofs of the Building as are not included in the Premises and would not be included in premises demised by leases of other units in the Building if let on the same terms as this Lease, and also including office accommodation for the Building manager and ancillary staff.

1.34	“Review Date”

4 January 2016

1.35	“Service Charge”

“Service Charge” means:

1.35.1	the Office Percentage of the Landlord’s Expenses for the services referred to in paragraph 3.1 of Schedule 6

1.35.2	the Office/Retail/Leisure percentage of the services forming part of the Landlord’s Expenses referred to in paragraph 3.2 of Schedule 6, and

1.35.3	the Car Park and Service Area Percentage of the services forming part of the Landlord’s Expenses referred to in paragraph 3.3 of Schedule 6

1.36	“Services”

“Services” means the services, facilities and amenities specified in paragraph 3 of schedule 6

1.37	“Service Hours”

“Service Hours” means the period 7.00am to 7.30pm from Mondays to Fridays (inclusive) each week (but excluding public holidays) or such other reasonable hours as the Landlord may reasonably prescribe from time to time

1.38	“Surveyor”

“Surveyor” means any person or firm appointed by the Landlord from time to time. The Surveyor may be an employee of the Landlord or a Group Company but shall at all times be a member or fellow of the Royal Institution of Chartered Surveyors. The expression “the Surveyor” includes the person or firm appointed by the Landlord to collect the Lease Rents.

1.39	“Term”

“Term” means the Contractual Term and any period of holding-over or extension or continuance of the Contractual Term by statute or common law.

1.40	Terms from the 1995 Act

Where the expressions “landlord covenants”, “tenant covenants”, or “authorised guarantee agreement” are used in this Lease they are to have the meaning given by the 1995 Act section 28(1).

1.41	“VAT”

“VAT” means value added tax or any other tax of a similar nature and, unless otherwise expressly stated, all references to rents or other sums payable by the Tenant are exclusive of VAT.

INTERPRETATION

1.42	Gender and number

Words importing one gender include all other genders; words importing the singular include the plural and vice versa.

1.43	Headings

The clause, paragraph and schedule headings and the table of contents do not form part of this document and are not to be taken into account in its construction or interpretation.

1.44	Interpretation of ‘consent’ and ‘approved’

1.44.1	Prior written consent or approval

References to ‘consent of the Landlord’ or words to similar effect are references to a prior written consent signed by or on behalf of the Landlord and references to the need for anything to be ‘approved by the Landlord’ or words to similar effect are references to the need for a prior written approval by or on behalf of the Landlord.

1.44.2	Consent or approval of mortgagee

Any provisions in this Lease referring to the consent or approval of the Landlord are to be construed as also requiring the consent or approval of any mortgagee of the Premises, where that consent is required, but on the same terms and subject to the same qualifications as apply to the Landlord under this Lease

1.45	Interpretation of “The Guarantor”

The expression “the Guarantor” includes any person who enters into covenants with the Landlord pursuant to subclause 3.9.5.2 of clause 3.9.5 or clause 3.23

1.46	Interpretation of “the Landlord”

The expression “the Landlord” includes the person or persons from time to time entitled to possession of the Premises when this Lease comes to an end.

1.47	Interpretation of “the last year of the Term” and “the end of the Term”

References to “the last year of the Term” are references to the actual last year of the Term howsoever it determines, and references to “the end of the Term” are references to the end of the Term whensoever and howsoever it determines.

1.48	Interpretation of “the Tenant”

“the Tenant” includes any person who is for the time being bound by the tenant covenants of this Lease.

1.49	Interpretation of “this Lease”

Unless expressly stated to the contrary, the expression “this Lease” includes any document supplemental to or collateral with this document or entered into in accordance with this document.

1.50	Joint and several liability

Where any party to this Lease for the time being comprises two or more persons, obligations expressed or implied to be made by or with that party are deemed to be made by or with the persons comprising the party jointly and severally.

1.51	Obligation not to permit or suffer

Any covenant by the Tenant not to do anything includes an obligation not to permit or knowingly suffer that thing to be done by another person.

1.52	References to clauses and schedules

Any reference in this document to a clause, subclause or schedule without further designation is to be construed as a reference to the clause, subclause or schedule to this document so numbered.

1.53	References to rights of access

References to any right of the Landlord to have access to the Premises are to be construed as extending to any mortgagee of the Premises and to all persons authorised in writing by the Landlord - including agents, professional advisers, contractors, workmen and others.

1.54	References to statutes

Unless expressly stated to the contrary any references to a specific statute include any statutory extension or modification, amendment or re-enactment of that statute and any regulations or orders made under that statute, and any general reference to a statute includes any regulations or orders made under that statute.

2.	DEMISE

The Landlord demises the Premises to the Tenant with full title guarantee together with the rights specified in schedule 2 but excepting and reserving to the Landlord the rights specified in schedule 3 to hold to the Tenant for the Contractual Term subject to any matters contained or referred to in schedule 7 yielding and paying to the Landlord: -

2.1	the Rent, without any deduction or set-off except deductions made by the Tenant under the provisions of clause 4.3.11 of this Lease, by equal quarterly payments in advance on the usual quarter days in every year and proportionately for any period of less than a year

2.2	by way of further rent the Service Charge payable in accordance with schedule 6 and the Insurance Rent payable within fourteen (14) days of written demand in accordance with clause 5.3

3.	THE TENANT’S COVENANTS

The Tenant covenants with the Landlord to observe and perform the requirements of this clause 3.

3.1	Rent

3.1.1	Payment of the Lease Rents

The Tenant must pay the Lease Rents on the days and in the manner set out in this Lease, and must not exercise or seek to exercise any right or claim to withhold rent, or any right or claim to legal or equitable set-off except deductions made by the Tenant under the provisions of clause 4.3.11 of this Lease.

3.1.2	Payment by banker’s order

If so required in writing by the Landlord, the Tenant must pay the Lease Rents by banker’s order or credit transfer to any bank and account in the United Kingdom that the Landlord nominates from time to time.

3.2	Outgoings and VAT

3.2.1	Outgoings exclusive to the Premises

The Tenant must pay, and must indemnify the Landlord against:

3.2.1.1	all reasonable and proper rates, taxes, assessments, duties, charges, impositions and outgoings that are now or may at any time during the Term be charged, assessed or imposed on the Premises or on the owner or occupier of them, excluding any payable by the Landlord occasioned by receipt of the Lease Rents or by any disposition of or dealing with any interest reversionary to the interest created by this Lease.

3.2.1.2	all VAT from time to time charged on the Lease Rents or other sums payable by the Tenant under this Lease, and

3.2.1.3	all VAT incurred in relation to any costs that the Tenant is obliged to pay or in respect of which he is required to indemnify the Landlord under the terms of this Lease save where such VAT is recoverable or available for set-off by the Landlord as input tax.

3.2.2	Outgoings assessed on the Premises and other property

The Tenant must pay, and must indemnify the Landlord against, the proportion reasonably attributable to the Premises - to be determined from time to time by the Surveyor, acting as an expert and not as an arbitrator - of all rates, taxes, assessments, duties, charges, impositions and outgoings that are now or at any time during the Term may be charged, assessed or imposed on the Premises and any other property, including the rest of the Building any adjoining property of the Landlord or on the owner or occupier of them and it.

3.3	Cost of services consumed

3.3.1.	The Tenant must pay to the suppliers, and indemnify the Landlord against, all charges for electricity, water, gas, telecommunications and other services consumed or used at or in relation to the Premises, including meter rents and standing charges, and must comply with the lawful requirements and regulations of the respective suppliers.

3.3.2	The Tenant shall pay upon demand to the Landlord the cost of all electricity supplied to the Premises via the check meter.

3.4	Repair, cleaning and decoration

3.4.1	Repair of the Premises

The Tenant must repair the Premises and keep them in good repair, except for damage caused by one or more of the Insured Risks or structural or inherent defects save to the extent that the insurance money is irrecoverable due to any act or default of the Tenant or anyone at the Premises expressly or by implication with its authority Provided That where the insurance money is not wholly irrecoverable such sums as are recovered shall be made available to the Tenant as soon as possible to apply to the repairs of the Premises.

3.4.2	Replacement of landlord’s fixtures

The Tenant must replace any landlord’s fixtures and fittings in the Premises that are beyond repair at any time during or at the end of the Term.

3.4.3	Cleaning and tidying

The Tenant must keep the Premises clean and tidy and clear of all rubbish and for the avoidance of doubt the Tenant shall be responsible for cleaning the Premises including the plant windows and the toilets and providing appropriate toilet supplies.

3.4.4	The Parking Bays

3.4.4.1	Care of the Parking Bays

The Tenant must use the Parking Bays for car parking only and shall not run the engine of such cars in the Basement Car Park except for the purpose of entering and leaving the Parking Bays and shall not carry out any maintenance or repairs to such cars whilst parked in the Parking Bays save in case of an emergency

3.4.4.2	Storage on the Parking Bays

The Tenant must not store anything on the Parking Bays and Service Area or bring anything on to them that is or might become untidy, unclean, unsightly or in any way detrimental to the Building or the area generally.

3.4.4.3	Rubbish on the Parking bays and Service Area

The Tenant must not deposit any waste, rubbish or refuse on the Parking Bays or place any receptacle, waste, rubbish or refuse on them except in such receptacles and in such parts thereof as shall have been provided or allocated for such use

3.4.4.4	Caravans on the Parking Bays

The Tenant must not keep or store any caravan or moveable dwelling on the Parking Bays.

3.4.5	Decoration

The Tenant must redecorate the Premises in a good and workmanlike manner, with appropriate materials of good quality, and to the reasonable satisfaction of the Surveyor, in the Decorating Years, and the tints colours and patterns of the decoration of the interior of the Premises to be approved by the Landlord in the last year of the Term and such approvals shall not be unreasonably withheld or delayed and to be given without cost to the Tenant.

3.5	Waste and alterations

3.5.1	Waste, additions and alterations

The Tenant must not commit any waste, make any addition to the Premises, unite the Premises with any adjoining premises, or make any alteration to the Premises except as permitted by the provisions of this clause 3.5 and provided that the Tenant shall be entitled to install, remove and alter internal demountable partitions at the premises without the need to obtain Landlord’s previous consent in writing.

3.5.2	Pre-conditions for alterations

The Tenant must not make any internal non-structural alterations to the Premises unless it first: -

3.5.2.1 obtains and complies with the necessary consents of the competent authorities and pays their charges for them,

3.5.2.2 makes an application to the Landlord for consent, supported by drawings and where appropriate a specification in duplicate,

3.5.2.3 pays the properly incurred reasonable fees of the Landlord, any head Landlord, any mortgagee and their respective professional advisers,

3.5.2.4. enters into any reasonable covenants the Landlord requires as to the execution and reinstatement of the alterations, and

3.5.2.5 obtains the consent of the Landlord, whose consent may not be unreasonably withheld or delayed

3.5.3	Removal of alterations

3.5.3.1 At the end of the Term, if so requested by the Landlord, the Tenant must remove any additions, alterations or improvements made to the Premises, and must make good any part of the Premises damaged by their removal.

3.5.3.2 [At the end of the Term, if so requested by the Landlord the Tenant shall reinstate the Premises and restore the same to the plan and design as if the works authorised by a Licence dated 31 October 2008 and made between (1) the Landlord (2) Scottish & Newcastle (UK) Limited (3) Heineken Browerijen BV and (4) The Tenant had not been made]

3.5.4	Connection to the Conduits

The Tenant must not make any connection with the Conduits that serve the Premises without the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed

3.6	Aerials signs and advertisements

3.6.1	Masts and wires

The Tenant must not erect any pole or mast or without the prior written consent of the Landlord which shall not be unreasonably withheld or delayed install any cable or wire on the Premises, whether in connection with the telecommunications or otherwise.

3.6.2	Advertisements

The Tenant must not fix to or exhibit on the outside of the Premises, or fix to or exhibit through any window of the Premises, or display anywhere on the Premises any placard, sign, notice, fascia, board or advertisement, except, with the consent of the Landlord such consent not to be unreasonably withheld or delayed.

3.7	Statutory obligations

3.7.1	General provision

The Tenant must comply in all respects with the requirements of any statutes applicable to the Premises or the business for the time being carried on there and any other obligations so applicable imposed by law or by any byelaws (subject to the same exclusions regarding inherent defects as is contained in clause 3.4).

3.7.2	Particular obligations

3.7.2.1	Works required by statute, department or authority

Without prejudice to the generality of clause 3.7.1, the Tenant must execute all works and provide and maintain all arrangements on or in respect of the Premises or the use to which the Premises are being put that are required in order to comply with the requirements of any statute already or in the future to be passed, or the requirements of any government department, local authority or other public or competent authority or court of competent jurisdiction, regardless of whether such requirements are imposed on the owner, the occupier, or any other person

3.7.2.2	Acts causing losses

Without prejudice to the generality of clause 3.7.1, the Tenant must not do in or near the Premises anything by reason of which the Landlord may incur any losses under any statute.

3.7.2.3	Construction (Design and Maintenance) Regulations

Without prejudice to the generality of clause 3.7.1, the Tenant must comply with the provisions of the Construction (Design and Management) Regulations 1994 (“CDM Regulations”), be the only client as defined in the provisions of the CDM Regulations, fulfil in relation to all and any works all the obligations of the client as set out in or reasonably to be inferred from the CDM Regulations, and make a declaration to that effect to the Health and Safety Executive in accordance with the Approved Code of Practice published from time to time by the Health and Safety Executive in relation to the CDM Regulations.

3.7.2.4	Delivery of health and safety files

At the end of the Term, the Tenant must forthwith deliver to the Landlord any and all health and safety files relating to the premises in accordance with the CDM Regulations.

3.8	Entry to inspect and notice to repair

3.8.1	Entry and notice

The Tenant must permit the Landlord at reasonable times on reasonable notice during normal business hours except in emergency (where no notice is required): -

3.8.1.1	to enter the Premises to ascertain whether or not the covenants and conditions of this Lease have been observed and performed,

3.8.1.2	to view the state of repair and condition of the Premises (but not to open up floors and other parts of the Premises) and

3.8.1.3	to give to the Tenant, or notwithstanding clause 8.4.2 leave on the Premises, a notice (“a notice to repair”) specifying the works required to remedy any breach of the Tenant’s obligations in this Lease,

Provided that any damage caused by such entries must be made good by and at the cost of the Landlord.

The aforementioned rights of entry shall only be exercised subject to the following conditions: -

a)	Entry on to the Premises is the only reasonably practicable way in which the works which the Landlord wishes to carry out can be executed;

b)	Entry shall only be effected on such part of the Premises as is reasonably necessary;

c)	The person exercising the right shall cause as little damage inconvenience annoyance and disturbance to the Premises and the Tenant underlessees and all other authorised occupiers and its or their respective business or trade as reasonably possible;

d)	The Landlord shall make good to the reasonable satisfaction of the Tenant any damage to the Premises caused by such entry.

3.8.2	Works to be carried out

The Tenant must commence to carry out the works specified in a notice to repair and complete such works as soon as practical.

3.8.3	Landlord’s power in default

If within two (2) months of the service of a notice to repair the Tenant has not started to execute the work referred to in that notice or is not proceeding diligently with it, or if the Tenant fails to finish the work within three (3) months, the Tenant must permit the Landlord to enter the Premises to execute the outstanding work, and must, within twenty one (21) days of a written demand, pay to the Landlord the reasonable and proper cost of so doing and all reasonable and proper expenses incurred by the Landlord, including legal costs and surveyor’s fees.

3.9	Alienation

3.9.1	Alienation prohibited

The Tenant must not hold the Premises on trust for another. The Tenant must not part with possession of the Premises or any part of them or permit another to occupy them or any part of them except pursuant to a transaction permitted by and effected in accordance with the provisions of this Lease.

3.9.2	Assignment and charging of part

The Tenant must not assign or charge part only of the Premises.

3.9.3	Assignment of the whole

Subject to clause 3.9.4 and 3.9.5, the Tenant must not assign the whole of the Premises without the consent of the Landlord, whose consent may not be unreasonably withheld or delayed.

3.9.4	Circumstances

If any of the following circumstances - which are specified for the purposes of the Landlord and Tenant Act 1927 section 19(1 A) - applies either at the date when application for consent to assign is made to the Landlord, or after that date but before the Landlord’s consent is given, the Landlord may withhold its consent. The circumstances are: -

3.9.4.1	that Lease Rents due from the Tenant under this Lease remains unpaid.

3.9.4.2	that in the Landlord’s reasonable opinion taking into account any Guarantor or other security offered the assignee is not a person who is likely to be able to comply with the tenant covenants of this Lease and to continue to be able to comply with them following the assignment,

3.9.4.3	that without prejudice to subclause 3.9.4.2, in the case of an assignment to a Group Company in the Landlord’s reasonable opinion the assignee is a person who is, or may become, less likely to be able to comply with the tenant covenants of this Lease than the Tenant requesting consent to assign, which likelihood is adjudged by reference in particular to the financial strength of that Tenant aggregated with that of any guarantor of the obligations of that Tenant and the value of any other security for the performance of the tenant covenants of this Lease when assessed at the date of grant or - where that Tenant is not the original Tenant - the date of the assignment of this Lease to that Tenant, or

3.9.4.4	that the assignee or any guarantor for the assignee, other than any guarantor under an authorised guarantee agreement, is a corporation registered - or otherwise resident - in a jurisdiction in which the order of a court obtained in England and Wales will not necessarily be enforced against the assignee or guarantor without any consideration of the merits of the case.

3.9.5	Conditions

The Landlord may if it is reasonable so to do impose any or all of the following conditions - which are specified for the purposes of the Landlord and Tenant Act 1927 section 19(1 A) - on giving any consent for an assignment by the Tenant, and any such consent is to be treated as being subject to each of the following:

3.9.5.1	a condition that if reasonably so required by the Landlord on or before any assignment, the Tenant requesting consent to assign, together with any former tenant who by virtue of the 1995 Act section 11 was not released on an earlier assignment of this Lease, must enter into an authorised guarantee agreement in favour of the Landlord in the terms set out in schedule 8,

3.9.5.2	a condition that if reasonably so required by the Landlord on an assignment to a limited company, the assignee must ensure that a guarantor or up to two guarantors reasonably acceptable to the

Landlord, enter into direct covenants with the Landlord in the form of the guarantor’s covenants contained in clause 6 with “the Assignee” substituted for “the Tenant”,

3.9.6	Charging of the whole

The Tenant must not charge the whole of the Premises without the consent of the Landlord, whose consent may not be unreasonably withheld or delayed.

3.9.7	Subletting

3.9.7.1	The Tenant shall not sublet part of the Premises otherwise than in accordance with Clause 3.9.7

3.9.7.2	There shall not be more than two subleases of any part of the Premises granted at any time (on the basis there are only 2 separate occupiers of the Premises at any one time)

3.9.7.3	The Tenant must not sublet the whole or part of the Premises without the consent of the Landlord whose consent may not be unreasonably withheld or delayed.

3.9.8	Terms of a permitted sublease

Every permitted sublease must be granted, without a fine or premium, at a rent not less than the then open market rent payable in respect of the Premises or the due proportion in the case of the permitted part to be approved by the Landlord (such approval not to be unreasonably withheld or delayed) to be payable in advance on the days on which the Rent is payable under this Lease. Every permitted sublease must contain provisions approved by the Landlord:

3.9.8.1	for the upwards only review of the rent reserved by it, on the basis set out in schedule 4 and on the Review Date

3.9.8.2	prohibiting the subtenant from doing or allowing anything in relation to the Premises inconsistent with or in breach of the provisions of this Lease,

3.9.8.3	for re-entry by the sublandlord on breach of any covenant by the subtenant,

3.9.8.4	imposing an absolute prohibition against all dealings with the Premises other than assignment or charging of the whole,

3.9.8.5	prohibiting assignment, or charging of the whole of the Premises without the prior consent of the Landlord under this Lease,

3.9.8.6	requiring the assignee on any assignment of the sublease to enter into direct covenants with the Landlord to the same effect as those contained in clause 3.9.9,

3.9.8.7	requiring on each assignment of the sublease that where the Landlord reasonably so requires the assignor enters into an authorised guarantee agreement in favour of the Landlord in the terms set out in schedule 8 but adapted to suit the circumstances in which the guarantee is given,

3.9.8.8	prohibiting the subtenant from holding on trust for another or permitting another to share or occupy the whole or any part of the Premises save that the subtenant may share the occupation of the whole or any part of the Premises with a company which is a member of the same group as the subtenant (within the meaning of section 42 or the 1954 Act).

3.9.8.9	imposing in relation to any permitted assignment or charge the same obligations for registration with the Landlord as are contained in this Lease in relation to dispositions by the Tenant.

3.9.8.10	excluding the provisions of Sections 24 to 28 of the 1954 Act from the letting created by the sublease provided that the Landlord’s approvals specified above may not be unreasonably withheld or delayed

3.9.9	Subtenant’s direct covenants

Before any permitted subletting, the Tenant must ensure that the subtenant enters into a direct covenant with the Landlord that while the subtenant is bound by the tenant covenants of the sublease the subtenant will observe and perform the tenant covenants contained in this Lease except the covenant to pay the rent reserved by this Lease - and in that sublease or in the case of a subletting of one of the said units the covenants which relate to the part so sublet.

3.9.10	Enforcement, waiver and variation of subleases

The Tenant must enforce the performance and observance by the subtenant of the provisions of every permitted sublease, and must not at any time either expressly or by implication waive any breach of the covenants or conditions on the part of any subtenant or assignee of any sublease, or - without the consent of the Landlord, whose consent may not be unreasonably withheld or delayed - vary the terms of any permitted sublease.

3.9.11	Sublease rent review

In relation to any permitted sublease:

3.9.11.1	the Tenant must ensure that the rent is reviewed in accordance with the terms of the sublease,

3.9.11.2	the Tenant must give notice to the Landlord of the details of the determination of every rent review within twenty-eight (28) days

3.9.12	Registration of permitted dealings

Within twenty eight (28) days of any assignment, charge, sublease, or any transmission or other devolution relating to the Premises, the Tenant must produce a certified copy of any relevant document for registration with the Landlord’s solicitor, and must pay the Landlord’s solicitors’ reasonable charges for registration of at least £50 plus VAT thereon.

3.9.13	Sharing with a Group Company

Notwithstanding clause 3.9.1 the Tenant may share the occupation of the whole or any part of the Premises with a Group Company, for so long as both companies remain members of that group and otherwise than in a manner that transfers or creates a legal estate.

3.10	Nuisance and residential restrictions

3.10.1	Nuisance

The Tenant must not do anything on the Premises or allow anything to remain on them that may be or become or cause an actionable nuisance, disturbance, injury or damage to the Landlord or his tenants or the owners or occupiers of adjacent or neighbouring premises.

3.10.2	Auctions, trades and immoral purposes

The Tenant must not use the Premises for a sale by auction or for any dangerous, noxious, noisy or offensive trade, business, manufacture or occupation, or any illegal or immoral act or purpose.

3.10.3	Residential use, sleeping and animals

The Tenant must not use the Premises as sleeping accommodation or for residential purposes, or keep any animal on them.

3.11	Costs of applications, notices and recovery arrears

The Tenant must pay to the Landlord on an indemnity basis all reasonable and proper costs, fees, charges, disbursements and expenses - including without prejudice to the generality of the above those payable to counsel, solicitors, surveyors and bailiffs - reasonably and properly incurred by the Landlord in relation to or incidental to:

3.11.1	every application made by the Tenant for a consent or licence required by the provisions of this Lease, whether it is granted, refused or offered subject to any qualification or condition, or the application is withdrawn

3.11.2	preparation and service of a notice under the Law of Property Act 1925 section 146 or 147 of that Act, even if forfeiture is avoided otherwise than by relief granted by the court,

3.11.3	the recovery or attempted recovery of arrears of rent or other sums due under this Lease, and

3.11.4	service of a schedule of dilapidations during or after the end of the Contractual Term but no more than three (3) months after the end of the said term.

3.12	Planning and development

3.12.1	Compliance with the Planning Acts

The Tenant must observe and comply with the provisions and requirements of the Planning Acts affecting the Premises and their use, and must indemnify the Landlord, and keep him indemnified, both during and following the end of the Term, against all losses in respect of any contravention of those Acts.

3.12.2	Consent for applications

The Tenant must not make any application for planning permission without the consent of the Landlord, whose consent may not be unreasonably withheld or delayed in any case where application for and implementation of the planning permission will not create or give rise to any tax liability for the Landlord or where the Tenant indemnifies the Landlord against such liability.

3.12.3	Permissions and notices

The Tenant must obtain any planning permissions and serve any notices that may be required to carry out any development on or at the Premises.

3.12.4	Charges and levies

Subject only to any statutory direction to the contrary, the Tenant must pay and satisfy any charge or levy that may subsequently be imposed under the Planning Acts in respect of carrying out or maintaining any development on or at the Premises.

3.13	Plans, documents and information

3.13.1	Evidence of compliance with this Lease

If so requested, the Tenant must produce to the Landlord or the Surveyor any plans, documents and other evidence the Landlord reasonably requires to reasonably satisfy himself that the provisions of this Lease have been complied with.

3.13.2	Information for renewal or rent review

If so requested, the Tenant must produce to the Landlord, the Surveyor or any person acting as the third party determining the Rent in default of agreement between the Landlord and the Tenant under the provisions for rent review contained in this Lease, any information reasonably requested in writing in relation to any pending or intended step under the 1954 Act or the implementation of any provisions for rent review.

3.14	Indemnities

The Tenant must keep the Landlord fully indemnified against all losses arising directly or indirectly out of any act, omission or negligence of the Tenant, or any persons at the Premises expressly or impliedly with his authority or any breach or non-observance by the Tenant of the covenants, conditions or other provisions of this Lease or any of the matters to which this demise is subject.

3.15	Reletting boards and viewing

The Tenant must permit the Landlord to enter the Premises on reasonable notice during normal business hours during the last six months of the Contractual Term during the times as specified above and (except where the Tenant has applied to Court to renew this Lease) and to fix and retain anywhere on the Premises a board advertising them for reletting which locations shall be agreed between the parties. While any such board is on the Premises the Tenant must permit viewing of them at reasonable times of the day.

3.16	Obstruction and encroachment

3.16.1	Obstruction of windows

The Tenant must not stop up, darken or obstruct any window or light belonging to the Premises.

3.16.2	Encroachments

The Tenant must take all reasonable steps to prevent the construction of any new window, light, opening, doorway, path, passage, pipe or the making of any encroachment or the acquisition of any easement in relation to the Premises and must notify the Landlord immediately if any such thing is constructed, encroachment is made or easement acquired, or if any attempt is made to encroach or acquire an easement. At the request and cost of the Landlord the Tenant must adopt such means as are reasonably required to prevent the making of any encroachment or the acquisition of any easement.

3.17	Yielding up

At the end of the Term the Tenant must yield up the Premises with vacant possession, decorated and repaired in accordance with and in the condition required by the provisions of this Lease, give up all keys of the Premises to the Landlord, remove tenant’s fixtures and fittings, and remove all signs erected by the Tenant or any of his predecessors in title in, on or near the Premises, as soon as reasonably practicable making good any damage caused by their removal.

3.18	Interest on arrears

The Tenant must pay Interest on any of the Lease Rents or other sums due under this Lease that are not paid within fourteen days of the date due, whether formally demanded or not, the Interest to be recoverable as rent. Nothing in this clause is to entitle the Tenant to withhold or delay any payment of the Rent or any other sum due under this Lease or affect the rights of the Landlord in relation to any non-payment.

3.19	Statutory notices

The Tenant must give the Landlord full particulars of any notice, direction, order or proposal relating to the Premises made, given or issued to the Tenant by any government department or local, public, regulatory or other authority or court within seven days of receipt, and if so requested by the Landlord must produce a certified copy of it to the Landlord. The Tenant must without delay take all necessary steps to comply with the notice, direction or order. At the request and cost of the Landlord, the Tenant must make or join with the Landlord in making any objection or representation the Landlord (acting reasonably) deems expedient against or in respect of a notice, direction, order or proposal.

3.20	Keyholders

The Tenant must ensure that at all times the Landlord has written notice of the name, home address and home telephone number of at least two keyholders of the Premises.

3.21	Viewing on sale of reversion

The Tenant must, on reasonable notice, at any time during the Term, permit prospective purchasers of the Landlord’s reversion or any other interest superior to the Term, or agents instructed in connection with the sale of the reversion or such an interest, to view the Premises without interruption provided they have the prior written authority of the Landlord or his agents.

3.22	Defective premises

The Tenant must give notice to the Landlord of any defect in the Premises that might give rise to an obligation on the Landlord to do or refrain from doing anything in order to comply with the provisions of this Lease or the duty of care imposed on the Landlord, whether pursuant to the Defective Premises Act 1972 or otherwise, and must at all times display and maintain any notices the Landlord from time to time reasonably requires him to display at the Premises in connection with such Act.

3.23	Replacement guarantor

3.23.1	Guarantor replacement events

In this clause 3.23 references to a “guarantor replacement event” are references, in the case of an individual, to death, bankruptcy, having a receiving order made against him or having a receiver appointed under the Mental Health Act 1983, and, in the case of company, to passing a resolution to wind up, entering into liquidation or having a receiver appointed.

3.23.2	Action on occurrence of a guarantor replacement event

Where during the relevant Liability Period a guarantor replacement event occurs to the Guarantor or any person who has entered into an authorised guarantee agreement, the Tenant must give notice of the event to the Landlord within twenty eight (28) days of his becoming aware of it. If so required by the Landlord, the Tenant must within two (2) months obtain some other person acceptable to the Landlord to execute a guarantee in the form of the Guarantor’s covenants in clause 6 or the authorised guarantee agreement in schedule 8, as the case may be, for the residue of the relevant Liability Period.

3.24	Exercise of the Landlord’s rights

The Tenant must permit the Landlord to exercise any of the rights granted to it by virtue of the provisions of this Lease at all times during the Term without interruption or interference.

3.25	The Office Covenants

The Tenant must observe and perform the Office Covenants.

3.26	The Services

The Tenant must observe and perform its obligations contained in schedule 6.

4	THE LANDLORD’S COVENANTS

The Landlord covenants with the Tenant to observe and perform the requirements of this clause 4.

4.1	Quiet enjoyment

The Landlord covenants with the Tenant to permit the Tenant peaceably and quietly to hold and enjoy the Premises without any interruption or disturbance from or by the Landlord or any person claiming under or in trust for him.

4.2	The Services

4.2.1	Provision of the Services

If the Tenant pays the Service Charge the Landlord must use all reasonable endeavours to provide the Services.

4.2.2	Relief from liability

The Landlord is not to be liable to the Tenant for any breach of its obligations under clause 4.2.1, where the breach is caused by something beyond its control - provided it uses reasonable endeavours to remedy the breach as expeditiously as possible - except to the extent that the breach: -

4.2.2.1	could have been prevented, or

4.2.2.2	its consequences could have been lessened, or

4.2.2.3	the time during which its consequences were experienced could have been shortened,

by the exercise of reasonable skill by the Landlord or those undertaking the obligation on its behalf.

4.2.3	Variation and withholding of the Services

The Landlord may add to, withhold or vary the Services if it reasonably considers the addition, withholding or variation to be necessary or desirable in the interests of good estate management even if it increases the Landlord’s Expenses, or if it is required to do so by a competent authority.

4.2.4	Special services

Any services rendered to the Tenant by staff employed by the Landlord, other than services referred to in paragraph 3 of Schedule 6, are to be deemed to be special services for which, and for the consequences of which, the Tenant will be entirely responsible. The Tenant is not to be entitled to any services from such staff that may in any way whatever interfere with the performance of their duties to the Landlord.

4.3	Rectification of Inherent Defects

4.3.1	The Landlord shall rectify forthwith and at the Landlord’s cost all Inherent Defects in the Premises notified to it in writing by the Tenant at any time after the commencement of the Contractual Term up to 26 September 2014.

4.3.2

If after receiving a notification given under the provisions of clause 4.3.1, the Landlord has not rectified any Inherent Defects in the Premises or in other parts of the Building which adversely affect either the beneficial occupation of the Premises by the Tenant or the Services supplied to the

Tenant by the Landlord or which prevent the Tenant from complying with its obligations under this Lease (hereinafter called “Defects to be Rectified”) the Tenant may give written notice to the Landlord that it intends to rectify the Defects to be Rectified itself if the landlord has not rectified them within a specified reasonable time or immediately in the case of emergency (hereinafter called “the Tenant’s Notice”).

4.3.3	On receipt of the Tenant’s Notice the Landlord may give to the Tenant within 5 working days of receipt of such notice written notice to the Tenant that it does not agree that there are Defects to be Rectified or that some of the Inherent Defects are not Defects to be Rectified (hereinafter called “a Landlord’s Notice”).

4.3.4	If the Landlord gives a Landlord’s Notice a Chartered Surveyors (hereinafter called “the Defects Surveyor”) shall be appointed to decide whether all or some of the Inherent Defects are defects to be rectified.

4.3.5	The Defects Surveyor shall be appointed by agreement between the Landlord and Tenant within 10 working days of the Landlord giving a Landlord’s notice and in default of agreement either of the Landlord or the Tenant may apply to the President for the time being of the Royal Institution of Chartered Surveyors or his duly appointed deputy or any person authorised by him to make appointments to appoint the Defects Surveyor.

4.3.6	The Defects Surveyor shall act as an expert and not as an arbitrator and his decision shall be final and binding on the Landlord and Tenant.

4.3.7	The Defects Surveyor shall invite the Landlord and Tenant to submit to him any representations about the dispute that may respectively wish to make within the time limits he directs and he must have regard to any of the representations, if any, which he reasonably considers appropriate.

4.3.8	The fees and expenses of the Defects Surveyors including the cost of his appointment shall be borne by the parties in such proportions as the Defects Surveyor directs or if he shall make no direction shall be borne equally between the parties.

4.3.9	If the Landlord has not rectified the defects to be rectified referred to in the Tenant’s Notice within the reasonable time specified in such notice and also if the Landlord has given a Landlord’s Notice the Defects Surveyor has determined that all or some of the Inherent Defects and Defects to be rectified the Tenant may itself rectify the Defects to be rectified or such Inherent Defects as the Defects Surveyor has determined are Defects to be Rectified.

4.3.10	The Landlord shall reimburse to the Tenant all costs and expenses properly and reasonably incurred including professional fees in rectifying the Defects to be rectified in accordance with Clause 4.3.9 within 14 days of written demand provided that the Tenant has given to the Landlord such details of those costs and expenses which the Landlord shall reasonably require.

4.3.11	If the Landlord has not reimbursed the Tenant in accordance with the provisions of clause 4.3.10 the Landlord shall pay interest on such costs and expenses at the Interest Rate from the date the costs and expenses should have been paid to the date of actual payment and if Lease Rents are due to the Landlord before such costs and expenses and any interest due have been paid the Tenant may deduct the total costs expenses and any interest from such Lease Rents.

5.	INSURANCE

5.1	Covenant to insure

The Landlord covenants with the Tenant to insure the Building unless the insurance is vitiated by any act of the Tenant or by anyone at the Building expressly or by implication with his authority.

5.2	Details of the insurance

5.2.1	Office, underwriters and agency

Insurance is to be effected in such insurance office, or with such reputable underwriters, and through such agency as the Landlord from time to time properly decides.

5.2.2	Insurance cover

Insurance must be effected for the following amounts:

5.2.2.1	the full cost of rebuilding and reinstating the Building, including VAT, architects’, surveyors, engineers, solicitors’ and all other professional persons’ fees, the fees payable on any applications for planning permission or other permits or consents that may be required in relation to rebuilding or reinstating the Building, the cost of preparation of the site including shoring-up, debris removal, demolition, site clearance and any works that may be required by statute, and incidental expenses, and

5.2.2.2	loss of rental and service charge income from the Building, taking account of any rent review that may be due, for three years.

5.2.3	Risks insured

Insurance must be effected against damage or destruction by any of the Insured Risks to the extent that such insurance may ordinarily be arranged for properties such as the Building, subject to such excesses, exclusions or limitations as the insurer requires as may ordinarily be imposed for properties such as the Building.

5.3	Payment of the Insurance Rent

The Tenant covenants to pay the Insurance Rent for the period starting on the date hereof and ending on the day before the next policy renewal date on the date of this document, and subsequently to pay the Insurance Rent on demand and, if so demanded in writing by the Landlord, in advance of the policy renewal date but not more than fourteen days in advance.

5.4	Suspension of the Rent

5.4.1	Events giving rise to suspension

If and whenever the Building or any part of it is damaged or destroyed by one or more of the Insured Risks except one against which insurance may not ordinarily be arranged for properties such as the Building unless the Landlord has in fact insured against that risk - so that the Premises are unfit for occupation or use or inaccessible, and payment of the insurance money is not wholly or partly refused because of any act or default of the Tenant or anyone at the Building expressly or by implication with his authority then the provisions of clause 5.4.2 are to have effect.

5.4.2	Suspending the Rent

In the circumstances mentioned in clause 5.4.1 the Rent and the Service Charge, or a fair proportion of the Rent and the Service Charge according to the nature and the extent of the damage sustained, is to cease to be payable until the Building has been rebuilt or reinstated so as to render the Premises fit for occupation and use, or until the end of three years from the destruction or damage whichever period is the shorter, any dispute as to the proportion of the Rent and the Service Charge suspended and the period of the suspension to be determined in accordance with Arbitration Act 1996 by an arbitrator to be appointed by agreement between the Landlord and the Tenant or in default by the President or other proper officer for the time being of the Royal Institution of Chartered Surveyors upon the application of either the Landlord or the Tenant.

5.5	Reinstatement and termination

5.5.1	Obligation to obtain permissions

If and whenever the Building or any part of it is damaged or destroyed by one or more of the Insured Risks - except one against which insurance may not ordinarily be arranged for properties such as the Building unless the Landlord has in fact insured against that risk, and payment of the insurance money is not wholly or partly refused because of any act or default of the Tenant, or anyone at the Building expressly or by implication with his authority, then the Landlord must use all reasonable endeavours to obtain any planning permissions or other permits and consents (“permissions”) that are required under the Planning Acts or otherwise to enable it to rebuild and reinstate the Building as soon as reasonably practicable.

5.5.2	Obligation to reinstate

Subject to the provisions of clauses 5.5.3 and, if any permissions are required, after they have been obtained, the Landlord must as soon as reasonably practicable apply all money received in respect of such insurance, except sums in respect of loss of the Rent, in rebuilding or reinstating the parts of the Building destroyed or damaged and make up any deficiencies from the monies received itself.

5.5.3	Relief from the obligation to reinstate

The Landlord need not rebuild or reinstate the Building if and for so long as the rebuilding or reinstating is prevented because; -

5.5.3.1	the Landlord, despite using its reasonable endeavours, cannot obtain a necessary permission, or

5.5.3.2	any permission granted subject to a lawful condition with which either it is impossible for the Landlord to comply or in all the circumstances it is unreasonable to expect the Landlord to comply, or

5.5.3.3	there is some defect or deficiency in the site on which the rebuilding or reinstatement is to take place that either renders it impossible or means it can only be undertaken at a cost that is unreasonable in all the circumstances, or

5.5.3.4	the Landlord is unable to obtain access to the site to rebuild or reinstate, or

5.5.3.5	the rebuilding or reinstating is prevented by war, act of God, government action, strike or lock-out, or

5.5.3.6	because of the occurrence of any other circumstances beyond the Landlord’s reasonable and proper control.

5.5.4	Notice to terminate

If the Premises are still not fit for the Tenant’s occupation and use at the end of three (3) years starting on the date of the damage or destruction, either the Landlord or the Tenant may by notice at the end of that period (“a notice to terminate following failure to reinstate”) implement the provisions of clause 5.5.5 provided that the Landlord is only entitled to serve such notice if it is in all material respects compiled with its obligations contained in this clause 5.5.

5.5.5	Termination following failure to reinstate

On service of a notice to terminate following failure to reinstate, the Term is to cease absolutely - but without prejudice to any rights or remedies that may have accrued - and all money received in respect of the insurance effected by the Landlord pursuant to this Lease is to belong to the Landlord absolutely.

5.6	Tenant’s further insurance covenants

The Tenant covenants with the Landlord to observe and perform the requirements contained in this clause 5.6.

5.6.1	Requirements of insurers

The Tenant must comply with all the requirements and recommendations of the insurers notified in writing by the Landlord.

5.6.2	Policy avoidance and additional premiums

The Tenant must not do or omit anything that could cause any insurance policy on or in relation to the Building to become wholly or partly void or voidable, or do or omit anything by which additional insurance premiums may become payable unless he has previously notified the Landlord and has agreed to pay the increased premium.

5.6.3	Fire-fighting equipment

The Tenant must keep the Premises supplied with such fire fighting equipment as the insurers and the fire authority require and must maintain the equipment to the reasonable satisfaction of the insurers and the fire authority and in efficient working order. As often as reasonably necessary the Tenant must have the fire fighting equipment inspected by a competent person.

5.6.4	Combustible materials

The Tenant must not store on the Premises or bring onto them anything of a specially combustible, inflammable or explosive nature, and must comply with the requirements and recommendations of the fire authority and the reasonable requirements of the Landlord notified to the Tenant in writing as to fire precautions relating to the Premises.

5.6.5	Fire escapes, equipment and doors

The Tenant must not obstruct the access to any fire equipment or the means of escape from the Premises or lock any fire door while the Premises are occupied.

5.6.6	Notice of events affecting the policy

The Tenant must give immediate notice to the Landlord of any event that might affect any insurance policy on or relating to the Premises, and of any event against which the Landlord may have insured under this Lease.

5.6.7	Other Insurance

If at any time the Tenant is entitled to the benefit of any insurance of the Premises that is not effected or maintained in pursuance of any obligation contained in this Lease, the Tenant must apply ail money received by virtue of such insurance in making good the loss or damage in respect of which the money is received.

5.7	Variation of the Insurance Rent Percentage

The Insurance Rent Percentage may be varied to the extent that the Surveyor fairly and reasonably considers appropriate in the interests of good estate management but always by reference to the percentage that the Net Internal Area of the Premises relates to the Net Internal Area of the Building

5.8	Copy policy

The Landlord must produce to the Tenant on demand and without cost to the Tenant but not more than once in any year of the Term, a copy of the insurance policy together with the policy schedule it has effected pursuant to its obligations in this Lease and evidence that the last premium has been paid.

6.	THE GUARANTOR’S COVENANTS

6.1	Nature and duration

The Guarantor’s covenants with the Landlord are given as sole or principal debtor or covenantor, with the landlord for the time being and with all its successors in title without the need for any express assignment, and the Guarantor’s obligations to the Landlord will last throughout the Liability Period.

6.2	Payment of rent and performance of the Lease

The Tenant must pay the Lease Rents and VAT charged on them punctually and observe and perform the covenants and other terms of this Lease, and if, at any time during the Liability Period while the Tenant is bound by the tenant covenants of this Lease, the Tenant defaults in paying the Lease Rents or in observing or performing any of the covenants or other terms of this Lease, then the Guarantor must pay the Lease Rents and observe or perform the covenants or terms in respect of which the Tenant is in default and make good to the Landlord on demand, and indemnify the Landlord against, all losses resulting from such non payment, non-performance or non-observance notwithstanding: -

6.2.1	any time or indulgence granted by the Landlord to the Tenant, any neglect or forbearance of the Landlord in enforcing the payment of the Lease Rents or the observance or performance of the covenants or other terms of this Lease, or any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord is entitled - or will after the service of a notice under the Law of Property Act 1925 section 146 be entitled - to re-enter the Premises

6.2.2	that the terms of this Lease may have been varied by agreement between the Landlord and the Tenant,

6.2.3	that the Tenant has surrendered part of the Premises - in which event the liability of the Guarantor under this Lease is to continue in respect of the part of the Premises not surrendered after making any necessary apportionments under the Law of Property Act 1925 section 140, and

6.2.4	anything else by which, but for this clause 6.2 the Guarantor would be released.

6.3	New lease following disclaimer

If, at any time during the Liability Period while the Tenant is bound by the tenant covenants of this Lease, any trustee in bankruptcy or liquidator of the Tenant disclaims this Lease, the Guarantor must, if so required by notice served by the Landlord within sixty days of the Landlord’s becoming aware of the disclaimer, take from the Landlord forthwith a lease of the Premises for the residue of the Contractual Term as at the date of the disclaimer, at the Rent then payable under this Lease and subject to the same covenants and terms as in this Lease - except that the guarantor need not ensure that any other person is made a party to that lease as guarantor - the new lease to commence on the date of the disclaimer. The Guarantor must pay the costs of the new lease and VAT charged thereon, save where such VAT is recoverable or available for set-off by the Landlord as input tax, and execute and deliver to the Landlord a counterpart of the new lease.

6.4	Payments following disclaimer

If this Lease is disclaimed and the Landlord does not require the Guarantor to accept a new lease of the Premises in accordance with clause 6.2.2, the Guarantor must pay to the Landlord 14 days after written demand an amount equal to the Lease Rents for the period commencing with the date of the disclaimer and ending on whichever is the earlier of the date six months after the disclaimer, the date, if any, upon which the Premises are relet, and the end of the Contractual Term.

6.5	Guarantee of the Tenant’s liabilities under an authorised guarantee agreement

If, at any time during the Liability Period while the Tenant is bound by an authorised guarantee agreement, the Tenant makes any default in its obligations under that agreement, the Guarantor must make good to the Landlord on demand, and indemnify the Landlord against, all Losses resulting from that default notwithstanding: -

6.5.1	any time or indulgence granted by the Landlord to the Tenant, or neglect or forbearance of the Landlord in enforcing the payment of any sum or the observance or performance of the covenants of the authorised guarantee agreement,

6.5.2	that the terms of the authorised guarantee agreement may have been varied by agreement between the Landlord and the Tenant, or

6.5.3	anything else by which, but for this clause 6.5, the Guarantor would be released.

6.6	Severance

6.6.1	Severance of void provisions

Any provision of this clause 6 rendered void by virtue of the 1995 Act section 25 is to be severed from all remaining provisions, and the remaining provisions are to be preserved.

6.6.2	Limitation of provisions

If any provision in this clause 6 extends beyond the limits permitted by the 1995 Act section 25, that provision is to be varied so as not to extend beyond those limits.

7	FORFEITURE

If and whenever during the Term: -

7.1	the Lease Rents, or any of them or any part of them, or any VAT payable on them, are outstanding for twenty one (21) days after becoming due, whether formally demanded or not, or

7.2	the Tenant breaches any covenant or other term of this Lease, or

7.3	the Tenant being an individual having an interest in possession, becomes bankrupt, or

7.4	the Tenant having an interest in possession being a company, enters into liquidation whether compulsory or voluntary - but not if the liquidation is for amalgamation or reconstruction of a solvent company - or has a receiver appointed, or

7.5	the Tenant having an interest in possession enters into an arrangement for the benefit of his creditors, or the Landlord may at any time re-enter the Premises or any part of them in the name of the whole - even if any previous right of re-entry has been waived - and thereupon the Term is to cease absolutely but without prejudice to any rights or remedies that may have accrued to the Landlord against the Tenant or the Guarantor in respect of any breach of covenant or other term of this Lease, including the breach in respect of which the re-entry is made.

8	MISCELLANEOUS

8.1	Exclusion of warranty as to use

Nothing in this Lease or in any consent granted by the Landlord under this Lease is to imply or warrant that the Premises may lawfully be used under the Planning Acts as offices.

8.2	Representations

The Tenant acknowledges that this Lease has not been entered into wholly or partly in reliance on any statement or representation made by or on behalf of the Landlord except any such statement or representation expressly set out in this Lease or made by the Landlord’s solicitors in any written response to enquiries raised by the Tenant’s solicitors in connection with the grant of this Lease.

8.3	Tenant’s property

If, after the Tenant has vacated the Premises at the end of the Term any property of the Tenant remains in or on the Premises and it fails to remove it within fourteen (14) days of the end of the Term then the Landlord may sell that property as the agent of the Tenant. The Tenant must indemnify the Landlord against any liability incurred by the Landlord to any third party whose property is sold by it in the mistaken belief held in good faith - which is to be presumed unless the contrary is proved - that the property belonged to the Tenant. The Landlord may retain the proceeds of sale absolutely unless the Tenant claims them within two months of the date upon which it vacated the Premises. The Tenant must indemnify the Landlord against any damage occasioned to the Premises and any losses caused by or related to the presence of the property in or on the Premises.

8.4	Notices

8.4.1	Form and service of notices

A notice under this Lease must be in writing and, unless the receiving party or its authorised agent acknowledges receipt, is valid if, and only if: -

8.4.1.1	it is given by hand, sent by registered post or recorded delivery, or sent by registered post or recorded delivery on the same day, and

8.4.1.2	it is served: -

(a)	where the receiving party is the Tenant, at the Premises, or

(b)	where the receiving party is a company incorporated within Great Britain, at the registered office, or

(c)	where the receiving party is the Landlord or the Guarantor and that party is not such a company, at that party’s address shown in this Lease or at any address specified in a notice given by that party to the other parties.

8.4.2	Deemed delivery

8.4.2.1	By registered post or recorded delivery

Unless it is returned through the Royal Mail undelivered, a notice sent by registered post or recorded delivery is to be treated as served on the third working day after posting whenever, and whether or not, it is received.

8.4.2.2	“A working day”

References to a “a working day” are references to a day when the United Kingdom clearing banks are open for business in the City of London.

8.4.3	Joint Recipients

If the receiving party consists of more than one person, a notice to one of them is notice to all.

8.5	Rights and easements

The operation of the Law of Property Act 1925 section 62 is excluded from this Lease and the only rights granted to the Tenant are those expressly set out in this Lease and the Tenant is not to be entitled to any other rights affecting any adjoining property of the Landlord.

8.6	Covenants relating to other parts of the Building

The Tenant is not to be entitled to the benefit of or the right to enforce or to prevent the release or modification of any covenant agreement or condition entered into by any tenant of the Landlord in respect of any other part of the Building

8.7	Disputes with adjoining occupiers

If any dispute arises between the Tenant and the tenants or occupiers of any other parts of the Building in connection with the Premises and any of those other parts, it is to be decided by the Surveyor acting as an independent expert

8.8	Effect of waiver

Each of the Tenant’s covenants is to remain in full force both at law and in equity even if the Landlord has waived or released that covenant, or waived or released any similar covenant affecting any adjoining property of the Landlord.

8.9	The perpetuity period

The perpetuity period applicable to this Lease is eighty years from the commencement of the Contractual Term, and whenever in this Lease any party is granted a future interest it must vest within that period or be void for remoteness.

8.10	Exclusion of liability

The Landlord is not to be responsible to the Tenant or to anyone at the Premises or the Estate expressly or by implication with the Tenant’s authority for any accident happening or injury suffered or for any damage to or loss of any chattel sustained in the Premises or on the Estate.

9	Tenant’s Option to Determine

9.1	If the Tenant wishes to determine this Lease on either Break Date and gives to the Landlord in the case of the 2015 Break not less than six (6) months written notice of that wish and in the case of the 2017 Break not less than five (5) months written notice of that wish and provided in either case that up to the time of the determination the Tenant has paid the Rent, Lease Rents and interim service charge invoiced up to that date and gives up vacant possession then on the relevant Break Date the Term is to cease and determine immediately but without prejudice to any rights or remedies that may have accrued to either party.

10	New lease

This lease is a new tenancy for the purposes of the 1995 Act section 1.

11	Contracts (Rights of Third Parties) Act 1999

Unless the right of enforcement is expressly provided herein it is not intended that a third party should have the right to enforce a provision of this Lease under the Contracts (Rights of Third Parties) Act 1999.

IN WITNESS whereof the parties hereto have executed this deed and delivered it on the date of this deed

SCHEDULE 1

THE PREMISES

The expression “the Premises” includes: -

1.	the floor and ceiling finishes, but not any other part of the floor slabs and ceiling slabs that bound the Premises,

2	the inner half severed medially of the internal non-loadbearing walls that divide the Premises from any other premises,

3	the interior plaster and decorative finishes of all walls bounding the Premises,

4	the doors, door frames, door units, windows, window frames and window units at the Premises but excluding all such that are fitted into the exterior of the Building,

5.	all additions and improvements to the Premises,

6.	all the landlord’s fixtures and fittings and fixtures of every kind that are from time to time in or on the Premises - whether originally fixed or fastened to or on the Premises or otherwise - except any fixtures installed by the Tenant or any predecessors in title that can be removed from the Premises without defacing them, and

7.	the Conduits exclusively serving the Premises

but excludes all structural parts of the Building including without limitation to the generality of the foregoing the roofs and the roof spaces, the foundations, and all.external, structural or loadbearing walls, columns, beams and supports and all doors, door frames, door units, windows, window frames and window units fitted into the exterior of the Building.

SCHEDULE 2

THE RIGHTS GRANTED

1.	Right to park vehicles in the Parking Bays

The right to park five (5) cars in the Parking Bays.

2	Right to Use the Common Parts and the access to the Basement Car Park

The right, subject to reasonable interruption for repair, (which the Landlord will keep to the minimum reasonably possible) alteration, rebuilding or replacement, for the Tenant and all persons expressly or by implication authorised by the Tenant in common with the Landlord and all other persons having a like right to use such parts of the Common Parts on foot only as are designed therefor for the purpose of gaining access to and egress from the Premises including the use of the lift in the Building and to access the Basement Car Park and the ramp and staircase leading to the Basement Car Park from Alwyne Road in cars and on foot as are necessary for the purpose of gaining vehicular access to and egress from the Parking Bays.

3	Service Area

The right to use the service area shown edged brown on plan 2 (hereinafter called “the Service Area”) for the delivery of goods to the Premises.

4	Nameplates and Signs

The right to maintain nameplates/signs in the ground floor reception area of the Building subject to the prior written approval of the Landlord of the position size and design thereof such approval not to be unreasonably withheld or delayed.

5	Passage and running through the Adjoining Conduits

The right, subject to temporary interruption for repair, alteration or replacement, (which the Landlord will keep to the minimum reasonably possible) to the free passage and running of all services and supplies through the appropriate Adjoining Conduits, in common with the Landlord and all other persons having a like right.

6	Support and Protection

The right of support and protection for the benefit of the Premises that is now enjoyed from all other parts of the Building.

7	Emergency Access

The right of access in case of emergency through any other parts of the Building.

8	Aerials and Entryphone

The right to maintain TV aerials and satellite dishes upon the roof of the Building of a size and in a location to be approved by the Landlord (such approval not to be unreasonably withheld or delayed) and the right to use the entryphone systems in the Building.

9	Entry for Repair

In accordance with the provisions of clause 4.3.9 of this Lease the right to enter upon other parts of the building to carry out any remedial work to the Building or the plant in the event of a failure on the part of the Landlord to observe its obligations contained in this Lease.

SCHEDULE 3

THE RIGHTS RESERVED

1.	Passage and running through the Conduits

The right to the free and uninterrupted passage and running of all appropriate services or supplies from and to other parts of the Building or any adjoining property of the Landlord in and through the Conduits and through any structures of a similar use or nature that may at any time be in over or under the Premises.

2.	Construction of Conduits

The right to construct and to maintain at any time any pipes, sewers, drains, mains, ducts, conduits, gutters, watercourses, wires, cables, laser optical fibres, data or impulse transmission, communication or reception systems, channels, flues and other necessary conducting media for the provision of services or supplies, including any fixings, louvres, cowls and any other ancillary apparatus for the benefit of any other part of the Building or any of the Adjoining Property, making good any damage caused to the Premises by the exercise of the right.

3.	Access

3.1	Access to inspect

The right at reasonable times on reasonable notice (except in emergency) to enter, or in emergency to break into and enter the Premises: -

3.1.1	to inspect the condition and the state of repair of the Premises

3.1.2	to inspect, clean, connect with, repair, remove, replace with others, alter or execute any works whatever to or in connection with the conduits, easements, supplies or services referred to in paragraphs 3.1 and 3.2 of this schedule where this work cannot reasonably be undertaken without such access

3.1.3	to view the state and condition of and repair and maintain the Building where such viewing or work would not otherwise be reasonably practicable

3.1.4	to carry out work or do anything whatever that the Landlord is obliged to do under this Lease where such work cannot reasonably be undertaken without such access

3.1.5	to take schedules or inventories or fixtures and other items to be yielded up at the end of the Term, and

3.1.6	to exercise any of the rights granted to the Landlord by this Lease but in each case subject to the proviso and conditions at Clause 3.8 of this Lease.

3.2	Access on renewal or rent review

The right with the Surveyor and any person acting as the third party determining the Rent in default of agreement under any renewal of the Lease at convenient hours and on reasonable written notice to enter and to inspect and measure the Premises for all purposes connected with any pending or intended step under the 1954 Act or the implementation and the provisions for rent review

4.	Scaffolding

The right to erect scaffolding for the minimum time reasonably practicable for any necessary purpose connected with or related to the Building even if it temporarily restricts the use and enjoyment of the Premises

5.	Support

The rights of light, air, support protection, shelter and all other easements and rights at the date of this Lease belonging to or enjoyed by other parts of the Building.

6.	Right to erect new buildings

Full right and liberty at any time after the date of this Lease to erect any new buildings of any height on any other part of the Building in such manner as the Landlord thinks fit but not so as to obstruct or affect the passage of light and air to the Premises.

7.	Emergency Access

The right in case of emergency of access for the Landlord and other Tenants and occupiers of the Building through the Premises and to pass through the Premises to use the fire escape staircase.

SCHEDULE 4

THE RENT AND RENT REVIEW

1.	Definitions

For all purposes of this schedule the terms defined in this paragraph 1 have the meanings specified.

1.1	“Assumptions” means: -

1.1.1	the assumption that no work has been carried out on the Premises during the Term by the Tenant, its subtenants or their predecessors in title or any occupiers that has diminished the rental value of the Premises;

1.1.2	the assumption that if the Premises have been destroyed or damaged they have been fully rebuilt or reinstated;

1.1.3	the assumption that the covenants contained in this Lease on the part of the Tenant have been fully performed and observed;

1.1.4	the assumption that the Premises are available to let by a willing Landlord to a willing Tenant in the open market by one lease (“the Hypothetical Lease”) without a premium being paid by either party and with vacant possession;

1.1.5	the assumption that the Premises are fit for occupation by the incoming tenant from the beginning of the Hypothetical Lease for all purposes required by the incoming tenant that would be permitted under this Lease;

1.1.6	the assumption that the Hypothetical Lease contains the same terms as this Lease, except the amount of the Initial Rent but including the provisions for rent review on the Review Date, and except as set out in subparagraph 1.1.7 of this schedule;

1.1.7	the assumption that the term of the Hypothetical Lease will be the residue of the Contractual Term remaining unexpired at the Review Date and that such term begins on the Review Date, and that the rent commences to be payable on that date, and that the years during which the tenant covenants to decorate the Premises are at the same intervals after the beginning of the term of the Hypothetical Lease as those specified in this Lease, and

1.1.8	the assumption that every prospective willing Tenant is able to recover VAT in full.

1.2	“Disregarded Matters”

“Disregarded matters” means: -

1.2.1	any effect on rent of the fact that the Tenant, its subtenants, or their predecessors in title or any lawful occupier have been in occupation of the Premises;

1.2.2	any goodwill attached to the Premises because the business of the Tenant, its subtenants, or their predecessors in title or any lawful occupier in their respective business is or was carried on there;

1.2.3	any increase in rental value of the Premises attributable at the Review Date to any improvement to the Premises carried out, with consent where required, otherwise then in pursuance of an obligation (except an obligation contained in clause 3.7) to the Landlord or its predecessors in title by the Tenant, its subtenants, or their predecessors in title or any lawful occupier and

1.2.4	the taxable status of the Landlord or the Tenant for the purpose of VAT.

1.3	“President”

“President” means the President for the time being of the Royal Institution of Chartered Surveyors or any person authorised by him to make appointments on his behalf.

1.4	“Review Period”

References to the “Review Period” are references to the period beginning on the Review Date and ending on the last day of the Contractual Term.

1.5	“Surveyor”

“Surveyor” means an independent Surveyor appointed to determine the amount of the Rent under this schedule (and for the avoidance of doubt the definition in clause 1.40 of this Lease shall not apply).

2.	Ascertaining the Rent

2.1	The Rent

Until the first Review Date the Rent is to be the Initial Rent, and thereafter during the Review Period the Rent is to be a sum equal to the greater of the Rent payable under this Lease immediately before the Review Date, or, if payment of Rent has been suspended as provided for in this Lease, the Rent that would have been payable had there been no such suspension, and the revised Rent ascertained in accordance with this schedule.

2.2	Agreement or Determination of the Rent

2.2.1	The Landlord and the Tenant may at any time agree the Rent for the Review Period and such agreement may include agreement that the Rent for the Review Period is formulated in terms which provide for different amounts to be paid for different specified periods during the Review Period.

2.2.2	Determination

If no agreement as to the amount of the Rent payable for the Review Period shall have been reached between the Landlord and the Tenant three months prior to the Review Date then either the Landlord or the Tenant may by notice to the other require the determination of the amount of the Rent payable for the Review Period by the Surveyor.

2.2.3	Appointment of Surveyor

The Surveyor may be agreed upon by the Landlord and the Tenant or if they do not agree the Surveyor shall be appointed by or on behalf of the President on the application of either the Landlord or the Tenant in accordance with the provisions of this schedule.

2.2.4	Arbitrator

The Surveyor shall act as an arbitrator in accordance with the Arbitration Act 1996.

2.2.5	Notice of Appointment

The Surveyor shall give notice to the Landlord and to the Tenant of his appointment.

2.2.6	Replacement of the Surveyor

If the Surveyor shall fail to determine the Rent payable for the Review Period and give notice to the Landlord and the Tenant of his determination within four months of his appointment or if he shall die or become unwilling to act or incapable of acting for any reason either party may apply to the President for a substitute to be appointed in his place which procedure may be repeated as often as necessary.

2.2.7	Fees and Expenses

The fees and expenses of the Surveyor shall be in his award but otherwise shall be shared equally between the Landlord and the Tenant and if the Landlord or the Tenant shall fail to pay within twenty one days of demand any part of those fees which it is due to pay they may be paid by the other party and in the case of the Landlord shall be recoverable by the Landlord as rent in arrears.

2.3	Open Market Rent

The sum to be determined by the Surveyor as the Rent for the Review Period must be the sum at which he decides the Premises might reasonably be expected to be let in the open market at the Review Date making the Assumptions but disregarding the Disregarded Matters.

2.4	Memorandum of Agreement

When the Rent has been ascertained in accordance with this schedule, memoranda to that effect must be signed by or on behalf of the Landlord and the Tenant and annexed to this document and its counterpart, and the Landlord and the Tenant must bear their own costs in this respect.

3.	Payment of the Rent as ascertained

3.1	Where the Rent is not ascertained by the Review Date

If the Rent payable during the Review Period has not been ascertained by the Review Date, then rent is to continue to be payable at the rate previously payable, such payments being on account of the Rent for the Review Period (but the Tenant has the right at its own discretion to make interim payments on account).

3.2	Where a review date is not a quarter day

If the Rent for the Review Period is ascertained on or before the Review Date but that date is not a quarter day, then the Tenant must pay to the Landlord on the Review Date the difference between the Rent due for that quarter and the Rent already paid for it.

3.3	Back-payment where review delayed

If the Rent payable during the Review Period has not been ascertained by the Review Date then the Tenant must pay to the Landlord within fourteen (14) days of the date on which the Rent is agreed or the arbitrator’s award is received by him, any shortfall between the Rent that would have been paid for that period had it been ascertained on or before the Review Date and the payments made by the Tenant on account and any VAT payable thereon; and interest, at the base lending rate from time to time of the bank referred to in or nominated pursuant to clause 1.19, in respect of each instalment of rent due on or after the Review Date on the amount by which the instalment of the Rent that would have been paid had it been ascertained exceeds the amount paid by the Tenant on account the interest to be payable for the period from the date on which the instalment was due up the date of payment of the shortfall.

4.	Effect of Counter-inflation provisions

If at the Review Date a statute prevents, restricts or modifies the Landlord’s right either to review the Rent in accordance with this Lease or to recover any increase in the Rent, then the Landlord may, when the restriction or modification is removed, relaxed or varied - without prejudice to his rights, if any, to recover any rent the payment of which has only been deferred by statute - on giving not less than one month’s nor more than three month’s notice to the Tenant require the Tenant to proceed with any review of the Rent further where the Landlord’s right was restricted or modified. The date of expiry of the notice is to be treated as a Review Date - provided that nothing in this paragraph is to be construed as varying any subsequent Review Date. The Landlord may recover any increase in the Rent with effect from the earliest date permitted by law.

5.	Time not of essence

Time shall not be of the essence in relation to the review of the Rent or the service of notices in connection with such review unless expressly stated otherwise.

6.	Guarantor

No Guarantor or any predecessor in title of the Tenant shall have any right to take part in the agreement or determination of the Rent upon review.

SCHEDULE 5

THE OFFICE COVENANTS

1.	Use

1.1	Use as Offices

The Tenant must not use the Premises for any other purpose than for offices within the definition of Class B1 to the Town and Country Planning (Use Classes) Order 1987.

1.2	Cesser of Business

The Tenant must not leave the Premises continuously unoccupied for more than one month without notifying the Landlord and providing such caretaking or security arrangements for the protection of the Premises as the Landlord reasonably requires and the insurers or underwriters require.

1.3	Noxious discharges

The Tenant must not discharge into any of the Conduits or the Adjoining Conduits any oil, grease or other deleterious matter, or any substance that might be or become a source of danger or injury to the drainage system.

1.4	Window cleaning

The Tenant must clean the inside and outside of all windows and window frames in the Premises as often as shall be necessary.

1.5	Sound audible outside

The Tenant must not play or use in the Premises any musical instrument, audio or other equipment or apparatus that produces sound which may be heard outside the Premises or if the Landlord in its reasonable opinion considers such sounds to be undesirable and gives notice to the Tenant to that effect.

2.	Ceiling and floor loading

2.1	Heavy items

The Tenant must not bring onto or permit to remain on the Premises any safes, machinery, goods or other articles that will or may strain or damage the Premises or any part of them.

2.2	Protection of ceilings

The Tenant must not without the consent of the Landlord such consent not to be unreasonably withheld or delayed suspend anything from any ceiling of the Premises other than standard fixtures and fittings and light fittings subject in all instances to compliance with all statutory and safety requirements.

2.3	Expert advice

If the Tenant applies for the Landlord’s consent under paragraph 2.2 of this schedule the Landlord may consult any engineer or other person in relation to the ceiling loading proposed by the Tenant, and the Tenant must repay the reasonable and proper fees of the engineer or other person to the Landlord on demand.

3.	Retained Parts

3.1	Care of the Retained Parts

The Tenant must not cause the Retained Parts or any other land, roads or pavements adjoining the Building to become untidy or dirty.

3.2	Display of goods outside

The Tenant must not display or deposit anything whatsoever outside the Premises for display or sale or for any other purpose, or cause any obstruction of the Retained Parts.

4.	Machinery

Noisy machinery

The Tenant must not install or use in or on the Premises any machinery or apparatus that will cause noise or vibration that can be heard or felt in nearby premises or outside the Premises or that may cause structural damages save for usual office machinery.

5.	Standing vehicles

Except for cars parked in the parking bays the Tenant must not permit any vehicles belonging to it, its employees or any persons calling on the Premises expressly or by implication with its authority to stand on the Service Area or Basement Car park except when goods are being loaded or unloaded and provided they do not cause congestion or inconvenience to any other user of the Service Area and must ensure that such persons do not permit any vehicle to stand.

6.	Heating, Cooling and Ventilation

6.1	Interference prohibited

The Tenant must not do anything that interferes with the heating, cooling, ventilation or air conditioning of the Retained Parts or that imposes an additional load on any heating, cooling, ventilation or air conditioning plant and equipment in the Building without the consent of the Landlord not to be unreasonably withheld

6.2	Operation of Equipment

During the Service Hours, the Tenant must operate the heating, cooling, ventilation and air conditioning equipment in the Premises in accordance with the regulations made by the Landlord from time to time for that purpose to be notified in writing by the Landlord.

7.	Regulations

The Tenant must comply with all reasonable regulations made by the Landlord from time to time for the management of the Service Area notified in writing provided that nothing in the regulations may purport to amend the terms of this Lease and, in the event of any inconsistency between the terms of this Lease and the regulations, the terms of this Lease are to prevail.

8.	Nameplates or signs

Subject to the provisions of paragraph 4 in Schedule 2 before occupying the Premises for the purpose of its business at the commencement of the Term and following a permitted assignment or subletting, the Tenant must provide the Landlord with details of the information that it wishes to have displayed and must pay to the Landlord on demand the reasonable and proper charges of the Landlord for making and installing every such nameplate or sign.

SCHEDULE 6

THE SERVICE CHARGE AND SERVICES

1.	Definitions

1.1	“Financial year”

References to a “Financial year” are references to the period commencing on 1st January in any year and ending on 31st December in the same year or such other annual period as the Landlord in his discretion determines as being that for which his accounts, either generally or in respect of the Building, are to be made up.

1.2	“Management Premises”

“Management Premises” means all the administrative and control offices and storage areas, staff room and other areas maintained by the Landlord for the purpose of managing the Building and performing the Landlord’s obligations under this Lease.

1.3	“Other Lettable Premises”

References to “other lettable premises” are references to the premises in the Building that are let, or are from time to time allocated for letting, by the Landlord, other than the Premises, and respectively include and exclude, where applicable, the equivalent parts of the Building included in and excluded from the Premises as described in Schedule 1.

1.4	“Plant”

“Plant” means all the electrical, mechanical and other plant, machinery, equipment, furnishings, furniture, fixtures and fittings of any ornament or utility in use for common benefit from to time on, in or at the Building, including without prejudice to the generality of the foregoing, goods and passenger lifts, lift, shafts, escalators, passenger conveyors, heating, cooling, lighting, ventilation, air conditioning equipment, cleaning equipment, internal and public telephones, public address systems, fire precaution equipment, fire and burglar alarm systems, closed circuit television, refuse compactors and all other such equipment including stand-by and emergency systems which serve the ground floor entrance hall the Common Parts and the first, second and third floors of the Building except for such plant for which the Tenant is responsible.

2.	Service charge provisions

2.1	Certificate of the Landlord’s Expenses

As soon as reasonably practicable after each financial year the Landlord shall ensure that the Accountant issues a certificate containing a summary of the Landlord’s Expenses for that financial year, and a summary of any expenditure that formed part of the Landlord’s Expenses in respect of a previous financial year which has not been taken into account in the certificate for any previous financial year. A copy of the certificate shall be supplied by the Landlord to the Tenant.

2.2	Omissions from the certificate

Omission by the Accountant from a certificate of the Landlord’s Expenses of any expenditure incurred in the financial year to which the certificate relates is not to preclude the inclusion of that expenditure in any subsequent certificate.

2.3	Deemed Landlord’s Expenses

In any financial year the Landlord’s Expenses are to be deemed to include such fair and reasonable part of all costs and expenditure in respect of or properly incidental to all or any of the recurring services and other matters referred to in paragraph 3 of this schedule, whenever paid or incurred whether before or during the Term - including reasonable provision for anticipated expenditure - as the Surveyor in his reasonable discretion allocates to that financial year.

2.4	Certificates Conclusive

Any certificate of the Surveyor or Accountant in connection with the Landlord’s Expenses shall be conclusive as to the matters it purports to certify save in the case of manifest error

2.5	Payment

For each financial year the Tenant must pay: -

2.5.1 the Office Percentage of the Landlord’s Expenses for the services referred to in paragraph 3.1 of this schedule, and

2.5.2 the Office/Retail/Leisure Percentage of the Landlord’s Expenses for the services referred to in paragraph 3.2 of this Schedule, and

2.5.3 the Car Park and Service Area Percentage of the Landlord’s Expenses for the services referred to in paragraph 3.3. of this Schedule

2.6	Variation of the Office, Office/Retail/Leisure and Service Area and Car Park Percentages

The Office Percentage and/or the Office/Retail/Leisure Percentage and/or the Car Park and Service Area Percentage may be varied to the extent that the Surveyor fairly and reasonably considers appropriate in the interests of good estate management.

2.7	Payment on account

For each financial year the Tenant must pay to the Landlord on account of the Service Charge such sum as the Surveyor certifies to be fair and reasonable having regard to the likely amount of the Service Charge. That sum must be paid in advance, without deduction or set off, by equal instalments on the usual quarter days, the first instalment to be paid on the quarter day immediately before the commencement of the financial year in question. During any financial year the Surveyor may revise the contribution on account of the Service Charge for that financial year so as to take into account any actual or expected increase in expenditure, and as soon as reasonably practicable after a revision the Surveyor must certify the amount of the revised contribution.

2.8	Service charge for the first financial year

The sum payable for the financial year current at the date of this document is to be the Initial Provisional Service Charge, of which the Tenant must, on the date of this document, pay to the Landlord a due proportion calculated from day to day in respect of the period from the date hereof to the next quarter day after the date of this document.

2.9	Final account and adjustments

As soon as reasonably practicable after the end of each financial year, the Landlord must furnish to the Tenant with an account of the Service Charge payable by it for that financial year, credit being given for payments made by the Tenant on account. Within fourteen (14) days of the furnishing of such an account, the Tenant must pay the Service Charge, or any balance of it payable, to the Landlord. The Landlord must allow any amount overpaid by the Tenant to it against future payments of Service Charge, whether on account or not. At the end of the financial year current at the end of the Term the Landlord must repay to the Tenant any outstanding overpayment of the service charge within twenty eight (28) days of the end of the contractual term.

2.10	Exclusion

At no time shall any part of the Landlord’s expenses include any cost arising by reason of or in any way attributable to an Inherent Defect in the Building or the Plant which has become known to or of which the Landlord has had notice before 26 September 2014.

3.	The Services

3.1	The Office Services

3.1.1	repairing - and, whenever the Landlord, acting reasonably, regards it as necessary in order to repair, and where repair is uneconomical, replacing or renewing - and decorating and cleaning the Common Parts,

3.1.2	operating, maintaining, repairing and, whenever the Landlord, acting reasonably, considers it appropriate where repair is uneconomical renewing, replacing or modifying the Plant,

3.1.3	placing and running maintenance Contracts for the Plant,

3.1.4	providing the Plant that the Landlord, acting reasonably, considers necessary or desirable, or that is required by law or by any government department or local, public regulatory or other authority or Court to be supplied and maintained, including capital expenditure and expenditure on replacement of any machinery articles and materials for, for example, refuse collection and fire fighting.

3.1.5	providing suitable facilities for disposing of refuse, compacting it or removing it from the Building.

3.1.6	supplying hot and cold water to the lavatory facilities in the Retained Parts during the Service Hours, and providing towels, soap, toilet paper and other appropriate supplies.

3.1.7	providing reasonable lighting in the Common Parts.

3.1.8	providing reasonable central heating and air conditioning to the whole of the Building (including, without limiting the generality thereof, the Premises and the other parts of the Building that are let or constructed or adapted for letting) during the Service Hours,

3.1.9	cleaning the windows and other glass of the Common Parts and the exterior surfaces of the windows of the Premises and the first, second and third floors,

3.1.10	supplying, maintaining, servicing and keeping in good condition and, wherever the Landlord considers it appropriate, and where repairing is uneconomical renew and replace all fixtures, fittings, furnishings, equipment and any other things the Landlord may consider desirable for performing the Services or for the appearance or upkeep of the Common Parts,

3.1.11	carrying out inspections and tests of the Plant, that the Landlord from time to time considers necessary or desirable,

3.1.12	providing, replacing and renewing floral decorations and other plants, decorative lights and other decorations, or other amenities that the Landlord from time to time thinks fit to provide or maintain in the Common Parts, and providing, maintaining, replacing and where repairing is uneconomical seating in the Common Parts.

3.1.13	employing such persons which shall include a receptionist as the Landlord acting reasonably, considers necessary or desirable from time to time in connection with providing any of the Office Services, performing the Landlord’s other obligations in this Lease and with all reasonably incidental expenditure including, but without limiting the generality of the above, remuneration, payment or statutory contributions and such other health, pension, welfare, redundancy and similar or ancillary payments and any other payments the Landlord, in its absolute discretion, thinks desirable or necessary, and providing work clothing,

3.1.14	erecting, providing, maintaining, and where repairing is uneconomical, renewing and replacing notice boards, notices and other signs in the Common Parts as the Landlord, acting reasonably, from time to time considers appropriate,

3.1.15	administering managing and performing the Office Services, and preparing statements or certificates of and auditing the Landlord’s Expenses.

3.1.16	providing and performing all services of any kind whatsoever that the Landlord acting reasonably, from time to time provides,

3.1.17	discharging all existing or future taxes, rates, charges, duties, assessments, impositions and outgoings whatsoever in respect of the Common Parts, including without prejudice to the generality of the above, those for water, electricity, gas and telecommunications,

3.1.18	providing such security staff as the Landlord, acting reasonably, from time to time thinks fit and proper, and providing, maintaining, replacing and renewing security equipment.

3.2	The Office/Retail/Leisure Services

3.2.1	repairing - and, whenever the Landlord, acting reasonably, regards it as necessary in order to repair, and where repair is uneconomical replacing or renewing the structural parts of the Building.

3.2.2	repairing, maintaining and decorating the exterior surfaces of the Building as often as shall reasonably be necessary which shall not include the repair, maintenance and cleaning of the exterior windows of the Building,

3.2.3	administering and managing the provisions of the Office/retail/Leisure Services, and preparing statements or certificates of any auditing the Landlord’s Expenses for the Office/Retail/Leisure Services

3.3	The Car Park and Service Area Services are:

3.3.1	maintaining cleaning and if necessary resurfacing the Service Area, the Basement Car Park including the ramp leading therefrom to Alwyne Road and the stairs leading from the Service Area to the Basement Car Park

3.3.2	maintaining repairing and whenever the Landlord, acting reasonably considers it appropriate where repair is uneconomical renewing replacing or modifying the security gates at the entrance to the Basement Car Park and Service Area,

3.3.3	providing reasonable lighting to the Basement Car Park and Service Area and the stairs connecting them including the cost of electricity

3.3.4	employing such persons as the Landlord, acting reasonably, considers necessary or desirable from time to time in connection with providing the services in this sub paragraph 3.3.

3.3.5	erecting providing maintaining renewing and replacing notice boards notices and other signs in the Basement Car Park and Service Area and marking and remarking the Parking Bays and any other marking which the Landlord, acting reasonably, from time to time considers appropriate and necessary for the orderly use of the Basement Car Park and the Service Area.

3.3.6	administering and managing the provision of the Car Parking Services and preparing statements or certificates of and auditing the Landlord’s Expenses

3.3.7	maintaining servicing and renewing such fire fighting equipment in the Basement Car Park and Service Area as are required by the Landlords insurers or the Fire Officer and any other equipment and apparatus therein for use in an emergency or otherwise

3.3.8	discharging all existing or future taxes rates charges duties assessments impositions and outgoings whatsoever in respect of the Basement Car Park and Service Area

3.3.9	administering and managing the provision of the Car Park and Service Area Services, and preparing statements or certificates of and auditing the Landlord’s Expenses for the Basement Car Park and Service Area Services

SCHEDULE 7

THE SUBJECTIONS

The matters contained or referred to in entries 1 and 4 of the Charges Register of Title Number SY227468 at H M Land Registry insofar as the same are still subsisting and capable of affecting the premises and save for financial charges.

SCHEDULE 8

THE AUTHORISED GUARANTEE AGREEMENT

THIS GUARANTEE is made the      day of              200

BETWEEN

(1) (name of outgoing tenant) [of (address) (or as appropriate) the registered office of which is at (address)] [Company Registration number                    ] (“the Guarantor”)

and

(2) (name of landlord) of (address)] (or as appropriate) the registered office of which is at (address)] [Company Registration number                    ] (“the Landlord”)

NOW THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

For all purposes of this guarantee the terms defined in this clause have the meanings specified.

1.1	“the Assignee”

“the Assignee” means (insert name of incoming tenant).

1.2	“Lease”

“Lease” means the lease dated                      2012 and made between WOODCOCK BROTHERS (WIMBLEDON) LIMITED (1) and (2) [                                                 ]

1.3	“Premises”

“Premises” means the premises on part of the second floor of the building situate at and known as Melbury House, 49-57 Wimbledon Hill Road, Wimbledon, London SW19 as more particularly described in and demised by the Lease.

1.4	“Liability Period”

“Liability Period” means the period during which the Assignee is bound by the tenant covenants of the Lease.

1.5	Terms from the Landlord and Tenant (Covenants) Act 1995

The expressions “authorised guarantee agreement” and “tenant covenants” have the same meaning in this guarantee as in the Landlord and Tenant (Covenants) Act 1995 section 28 (1).

1.6	References to Clauses

Any reference in this deed to a clause without further designation is to be construed as a reference to the clause of this deed so numbered.

2.	RECITALS

2.1	Consent required

By clause 3.9 of the Lease, the Landlord’s consent to an assignment of the Lease is required.

2.2	Agreement to consent

The Landlord has agreed to give consent to the assignment to the Assignment on condition that the Guarantor enters into this guarantee.

2.3	Effective time

This guarantee takes effect only when the Lease is assigned to the Assignee.

3.	GUARANTORS COVENANTS

In consideration of the Landlord’s consent to the assignment, the Guarantor covenants with the Landlord and without the need for any express assignment with all his successors in title as set out in this clause 3.

3.1	Payment and performance

The Assignee must punctually pay the rents reserved by the Lease and perform the covenants and other terms of it throughout the Liability Period, and if at any time during the Liability Period the Assignee defaults in paying the rents or in observing or performing any of the covenants or other terms of the Lease the Guarantor must pay the rents and observe or perform the covenants or terms in respect of which the Assignee is in default, and make good to the Landlord on demand, and indemnity the Landlord against, all losses, damages, costs and expenses resulting from such non-payment non-performance or non-observance notwithstanding: -

3.1.1	any time or indulgence granted by the Landlord to the Assignee, or any neglect or forbearance of the Landlord in enforcing the payment of the rents or the observance or performance of the covenants or other terms of the Lease, or any refusal by the Landlord to accept rents tendered by or on behalf of the Assignee at a time when the Landlord is entitled, or will after the service of a notice under the Law of Property Act 1925 section 146 be entitled, to re-enter the Premises.

3.1.2	That the terms of the Lease may have been varied by agreement between the parties,

3.1.3	That the Assignee has surrendered part of the Premises, in which event the liability of the Guarantor under the Lease is to continue in respect of the part of the Premises not surrendered after making any necessary apportionments under the Law of Property Act 1925 section 140, and

3.1.4	Anything else by which, but for this Clause 3.1, the Guarantor would have been released.

3.2	New lease following disclaimer

If, during the Liability Period, any trustee in bankruptcy or liquidator of the Assignee disclaims the Lease, the Guarantor must, if required by notice served by the Landlord with sixty days of the Landlord’s becoming aware of the disclaimer, take from the Landlord forthwith a lease of the Premises for the residue of the contractual term of the Lease as at the date of the disclaimer, at the rent then being paid under the Lease and subject to the same covenants and terms as in the Lease - except that the Guarantor need not ensure that any other person is made a party to that lease as guarantor - the new Lease to commence on the date of the disclaimer. The Guarantor must pay the costs of the new lease and execute and deliver to the Landlord a counterpart of it.

3.3	Payments following disclaimer

If, during the Liability Period, the Lease is disclaimed and for any reason the Landlord does not require the Guarantor to accept a new lease of the Premises in accordance with paragraph 3.2 of this schedule, the Guarantor must pay to the Landlord on demand an amount equal to the rents reserved by the Lease for the period commencing with the date of the disclaimer and ending on whichever is the earlier of the date six months after the disclaimer and the end of the contractual term of the Lease.

4.	LANDLORDS COVENANT

The Landlord covenants with the Guarantor that he will notify the Guarantor in writing within fourteen days of being informed of the facts bringing the Liability Period to an end.

5.	SEVERENCE

5.1	Severance of void provisions

Any provision of this deed rendered void by virtue of the Landlord and Tenant (Covenants) Act 1995 section 25 is to be severed from all remaining provisions, and the remaining provisions are to preserved.

5.2	Limitation of provisions

If any provision in this deed extends beyond the limits permitted by the Landlord and Tenant (Covenants) Act 1995 section 25, that provision is to be varied so as not to extend beyond those limits.

In witness whereof the parties hereto have executed this Deed and delivered it on the date of this deed

Executed as a Deed

By WOODCOCK BROTHERS

(WIMBLEDON) LIMITED

Acting by,                                      a

Director in the presence of

Executed as a Deed

By ZIPCAR (UK) LIMITED

acting by:

Director

Director

Annex 2

Woodcock Brothers (Wimbledon) Limited

Woodcock House

Gibbard Mews

High Street

Wimbledon

London SW19 5BY

Zipcar (UK) Limited

Melbury House

51 Wimbledon Hill Road

London SW19 7QW	[ ] 2012

Dear Sirs

Lease of Second Floor Melbury House 49-57 Wimbledon Hill Road London SW19 7QW (the “Premises”) dated today and made between (1) Woodcock Brothers (Wimbledon) Limited and (2) Zipcar (UK) Limited (the “Lease”)

The agreement set out in this letter relates to your obligations under the Lease. The definitions in the Lease (as varied thereafter by any supplemental documents) shall apply to this letter.

In consideration of you entering into the Lease notwithstanding the provisions of the Lease the following provisions shall apply.

The Service Charge is to be capped for the duration of the Term as follows for the following periods (the “Service Charge Cap”):

1 January 2012 to 31 December 2012 - £60,000 (exclusive of VAT)

1 January 2013 to 31 December 2013 - £60,000 (exclusive of VAT)

1 January 2014 to 31 December 2014 - £63,000 (exclusive of VAT)

1 January 2015 to 31 December 2015 - £66,150 (exclusive of VAT)

1 January 2016 to 31 December 2016 - £69,457.50 (exclusive of VAT)

1 January 2017 to 31 December 2017 - £72,930.38 (exclusive of VAT)

1 January 2018 to 31 December 2018 - £76,576.89 (exclusive of VAT)

I January 2019 to 31 December 2019 - £80,405.73 (exclusive of VAT)

1 January 2020 to 31 December 2020 - £80,405.73 (exclusive of VAT)

Provided always that where any Service Year is shorter that one year the Service Charge Cap shall be prorated downwards appropriately.

The Service Charge (including the advance payments made on account of the Service Charge) payable by you for any relevant Service Year shall not exceed the Service Charge Cap for the relevant period.

For the avoidance of any doubt the Service Charge Cap does not and shall not include electricity costs in respect of the Premises.

This letter does not constitute a variation of the terms of the Lease which will continue in full force and effect notwithstanding the terms of this letter.

This letter is personal to you and shall not benefit your successors in title to the Lease.

This letter shall however bind our successors in title to the reversion to the Lease.

Both parties agree that neither shall without the prior written consent of each other disclose or publish or cause disclosure or publication of the existence and/or financial terms of this letter and each party shall keep all such information confidential. The parties shall not however be prevented from disclosing the existence or financial terms of this letter where disclosure is required in order to comply with a statutory requirement or disclosure to any professional advisor who shall agree to keep such information confidential.

Both parties agree as a matter of utmost importance at all times to act in good faith towards the other and to observe the terms of this letter and to do all things necessary or desirable to give effect to the spirit of this letter.

A person who is not a party to this letter may not by virtue of the Contracts (Rights of Third Parties) Act 1999 enforce any of its terms.

This letter is governed by English law and the parties submit to the exclusive jurisdiction of the English courts.

Yours faithfully

Executed as a deed by
WOODCOCK BROTHERS
(WIMBLEDON) LIMITED	Director
acting by a	Print name
Director
in the presence of

Witness Signature

Witness Name

Witness Address

Witness Occupation

We agree to be bound by and acknowledge receipt and acceptance of this letter:

Executed as a deed by
ZIPCAR (UK) LIMITED
acting by a	Director
Director	Print name
in the presence of

Witness Signature

Witness Name

Witness Address

Witness Occupation

Annex 3

Dated                      2012

Security Deposit Deed

supplemental to a lease dated the same date as this deed relating to Second Floor Melbury House 49-57 Wimbledon Hill Road London SW19

(1) Woodcock Brothers (Wimbledon) Limited

Zipcar (UK) Limited

Russell-Cooke LLP

2 Putney Hill Putney London SW15 6AB Telephone: 0208 394 6511 Fax: 0208 394 6566 Ref: 14.AMI.112330.123 Eng: 2.5.2012

Contents

1.	Definitions and interpretation	1
2.	The Deposit	2
3.	Charge of the Account	3
4.	Withdrawals	3
5.	Maintenance of Deposit Sum	3
6.	Release of the Deposit Balance	4
7.	Expenses	4
8.	Assignment	4
9.	Notices	5
10.	Declarations	5
11.	Jurisdiction	5
12.	Exclusion of third party rights	5
Schedule		6
Form of Deed of Novation		6

This Deed is made on	2012

Between:

(1)	WOODCOCK BROTHERS (WIMBLEDON) LIMITED (Company Registration Number 00481173) the registered office of which is at Fifth Floor, 7-10 Chandos Street, London WC1M 9DE (Company Registration number 481173)and whose address for service is Woodcock House, Gibbard Mews, High Street, Wimbledon Village, London SW19 5BY (“the Landlord”)

(2)	ZIPCAR (UK) LIMITED the registered office of which is in England and Wales is at Melbury House, 51 Wimbledon Hill Road, London SW19 7QW (Company Registration number 04525217) (“the Tenant”)

This Deed witnesses as follows:

1.	Definitions and interpretation

1.1	In this Deed, unless the context otherwise requires, the following definitions shall apply:

“Account” means the separate interest bearing instant access account opened in the name of the Landlord’s Solicitor with the Bank or such other interest bearing account as the Landlord may in its absolute discretion select in which the Deposit sum is lodged from time to time.

“Bank” means a bank or other financial institution being a member of the British Bankers Association of the Landlord’s choosing.

“Business Day” means a day (other than a Saturday or Sunday) on which clearing banks are open for business in the City of London.

“Deed” means this Deed (including any schedule or annexure to it).

“Default” means any failure by the Tenant to pay (in the case of the Rent whether formally demanded or not) the whole or any part of the rents reserved by the Lease or any money (including interest) payable pursuant to the Lease or any costs losses or expenses properly incurred by the Landlord or due to the Landlord in consequence of any failure by the Tenant to observe and perform the covenants and obligations of and the conditions binding the Tenant contained in the Lease.

“Default Notice” means a notice served pursuant to clause 4.1.

“Deposit Balance” means the amount from time to time standing to the credit of the Account (being the property of the Tenant).

1

“Deposit Sum” means Fifty Thousand Pounds £50,000.

“End of the Term” means the end or sooner determination of the Term otherwise than by forfeiture or disclaimer.

“Interest” means all interest credited to the Account from time to time.

“Landlord’s Solicitor” means Russell-Cooke LLP, 2 Putney Hill, Putney, London SW15 6AB (Ref: 14.AMI.112330.123) or such other firm as the Landlord may appoint from time to time.

“Lease” means the lease of the Premises dated the same date as this Deed made between the Landlord and the Tenant for a term of expiring on [4 January 2020].

“Premises” means the premises known as Second Floor Melbury House 49-57 Wimbledon Hill Road London SW19 more particularly described in and demised by the Lease.

“VAT” means Value Added Tax (as referred to in the Value Added Tax Act 1994) or other tax of a similar nature substituted for or levied in addition to it.

“Rent” means the Rent as defined in and from time to time payable under the Lease.

1.2	In this Deed, unless the context otherwise requires:

(a)	a reference to a “person” includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

(b)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(c)	a reference to clauses and schedules are to clauses of and schedules to this Deed and references to paragraphs are references to paragraphs of the schedule in which they appear;

(d)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Deed; and

(e)	where any liability or obligation is undertaken by two or more persons, the liability of each of them shall be joint and several.

(f)	save where inconsistent with the express provisions of this Deed words and expressions used in the Lease shall have the same meanings when used in this Deed.

2.	The Deposit

2.1	The Tenant shall pay the Deposit Sum to the Landlord’s Solicitor on or before the date of this Deed and the Landlord shall procure that the Landlord’s Solicitor shall forthwith pay the Deposit Sum into the Account.

2

2.2	All interest earned on the Deposit Sum is to be kept in the Account and is to form part of the Account.

3.	Charge of the Account

3.1	The Tenant warrants to the Landlord that the Deposit Sum is free from any charge or incumbrance save as mentioned in clause 3.2.

3.2	The Tenant with full title guarantee charges as a first legal charge its interest in the Account and all money from time to time in the Account or withdrawn from the Account in accordance with this Deed to the Landlord as security for the performance of the Tenant’s obligations under the Lease and this Deed until such time as the Deposit Balance is released to the Tenant in accordance with clause 6.

3.3	The Tenant covenants that it will execute any document or take any necessary action the Landlord reasonably requests to perfect the security referred to in clause 3.2.

3.4	The security created by clause 3.2 of this Deed is in addition to and shall not affect any other security of the Landlord as regards the Tenant.

3.5	The Tenant confirms that the charge in clause 3.2 does not contravene any of the provisions of the Tenant’s Memorandum and Articles of Association and this Deed has been executed in accordance with them.

4.	Withdrawals

4.1	If at any time for any reason whatsoever there is any Default by the Tenant and the Landlord has previously given to the Tenant not less than 14 days notice of its intention to have a withdrawal from the account such notice specifying the default to which the withdrawal relates to and the Tenant having not remedied the default complained of before the notice expires then the Landlord may request by notice (a “Default Notice”) in writing to the Landlord’s Solicitor a sum from the Account equivalent to the rent or other sums due or such sums as will meet the cost or loss suffered by the Landlord in respect of that Default (including any interest and VAT thereon) and the Landlord’s solicitor shall pay to the Landlord from the Account the sum stated in such Default Notice without any requirement on the Landlord’s Solicitor to investigate the circumstances supporting or the validity of the Default Notice.

4.2	The Landlord will immediately upon serving a Default Notice serve a copy of the Default Notice to the Tenant.

5.	Maintenance of Deposit Sum

The Tenant covenants with the Landlord that in the event of being notified in writing of any sum having been withdrawn from the Account pursuant to clause 4.2 the Tenant shall within 14 days of such notice pay to the Landlord’s Solicitor for the credit of the Account a sum equivalent to the sum withdrawn.

3

6.	Release of the Deposit Balance

6.1	Subject to clause 6.2 the Landlord will release the Deposit Balance to the Tenant within 14 days of the happening of whichever of the following events shall first occur:

(a)	the End of the Term; or

(b)	the date of completion of an assignment of the Lease which has been approved by the Landlord in accordance with the terms of the Lease; or

(c)	4 January 2015 provided that as at that date the Tenant has paid the Rent, Insurance Rent and Service Charge together with any Interest due to the Landlord by cleared funds

6.2	Prior to repaying the Deposit Balance to the Tenant the Landlord may first apply the Deposit Balance in satisfaction of any Default.

7.	Expenses

All reasonable expenses properly incurred by the Landlord and the Landlord’s Solicitor in maintaining the Account including without prejudice to the generality of the foregoing any tax assessable on the Tenant but required to be paid by the Landlord or the Landlord’s Solicitor as the person in receipt of the Interest shall be paid by the Tenant to the Landlord within 21 days of written demand and if not so paid within 21 days of such written demand may be withdrawn from the Account.

8.	Assignment

8.1	On any disposal of the reversion expectant upon the determination of the Term:

(a)	the Landlord shall pay the Deposit Balance to the disponee (the “New Landlord”);

(b)	the Landlord shall procure that the New Landlord no later than the date of the disposal covenants in a deed with the Tenant to observe and perform the obligations of the Landlord under this Deed as if the New Landlord had been named as the Landlord herein and executes and delivers to the Tenant a deed in the form set out in the Schedule (the “Deed of Novation”);

(c)	the Tenant shall execute and deliver to the New Landlord the Deed of Novation and, if so required by the Landlord, shall release the Landlord from all liability for its obligations contained in this Deed on the terms contained in the Deed of Novation.

8.2	The obligations on the Landlord contained or implied in this Lease, to the extent that they do not fall within the scope of the 1995 Act, will not be binding on or enforceable against a person after that person has parted with the whole of its interest in the reversion.

4

9.	Notices

9.1	Any notice to a party under this Deed shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post or prepaid special delivery to the address of the party as set out at the top of page 1 or as otherwise notified in writing to the other party(ies) from time to time or, in the case of the Tenant, to the Premises.

9.2	Except as referred to in clause 9.3, a notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally;

(b)	48 hours after posting in the case of an address in the United Kingdom and 96 hours after posting for any other address;

9.3	The deemed service provisions set out in clause 9.2 do not apply to a notice served by post, if there is a national or local disruption of postal services which affects the giving of the notice; and

9.4	A party shall not attempt to prevent or delay the service on it of a notice connected with this Deed.

9.5	If the receiving party consists of more than one person then a notice to one of them is notice to all.

10.	Declarations

It is agreed and declared:

10.1	nothing contained in this Deed shall affect the obligations of the Tenant under the Lease;

10.2	breach by the Tenant of any of its obligations in this Deed shall be an event giving rise to the right of re-entry by the Landlord under the Lease.

11.	Jurisdiction

This Deed will in all respects be governed by and construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English courts.

12.	Exclusion of third party rights

Unless expressly provided in this Deed, no express term of this Deed or any term implied under it is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise by any person who is not a party to it.

In witness this Deed is executed and delivered on the date appearing at the head of page 1.

5

Schedule

Form of Deed of Novation

This Deed is made on	200—

Between:

(1)	— [Limited (company number: —) whose registered office is at] [of] — (the “Landlord”); and

(2)	— [Limited (company number: —) whose registered office is at] [of] — (the “New Landlord”); and

(3)	— [Limited (company number: —) whose registered office is at] [of] — (the “Tenant”).

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Deed, “Rent Deposit Deed” shall mean a rent deposit deed dated — and made between — (1) and — (2).

1.2	Save where inconsistent with the express provisions of this Deed words and expressions used in the Rent Deposit Deed shall have the same meanings when used in this Deed.

2.	Recital

This Deed is supplemental to the Rent Deposit Deed and the Lease.

3.	Novation

3.1	The New Landlord covenants with the Tenant that from the date of this Deed it will perform and observe all the covenants and obligations of the Landlord contained in the Rent Deposit Deed.

3.2	The Tenant covenants with the New Landlord that from the date of this Deed it will perform and observe all the covenants and obligations on its part contained in the Rent Deposit Deed.

4.	Release

The Tenant hereby releases the Landlord from all covenants and obligations undertaken by the Landlord in the Rent Deposit Deed and all liability in respect thereof.

In witness this Deed is executed and delivered on the date appearing at the head of page 1.

6

Executed as a Deed by		)
[the New Landlord]		)
acting by a director and its		)
secretary or two directors:		)

Director

Director/Secretary

Executed as a Deed by	)
[the Tenant]	)
acting by a director and its	)
secretary or two directors:	)

Director

Director/Secretary

7

Executed as a Deed	)
(but not delivered until the	)
date appearing at the head	)
of page 1) by Woodcock Brothers

(Wimbledon) Limited	)
acting by:	)

Director

Director/Secretary

Executed as a Deed	)
(but not delivered until	)
the date appearing at the head	)
of page 1) by Zipcar (UK) Limited	)
acting by:	)

Director

Director/Secretary

8

Annex 4

If you need more room than is provided for in a panel, and your software allows, you can expand any panel in the form. Alternatively use continuation sheet CS and attach it to this form.

Leave blank if not yet registered.	1	Title number(s) of the property: SGL703266

Insert address including postcode (if any) or other description of the property, for example ‘land adjoining 2 Acacia Avenue’.	2	Property: Second and Third Floors, Melbury House, 49-57 Wimbledon Hill Road, Wimbledon, London, SW19 7QW

	3	Date: 2012

Give full name(s). Complete as appropriate where the transferor is a company.	4

Transferor:

Heineken UK Limited

For UK incorporated companies/LLPs

Registered number of company or limited liability partnership including any prefix:

Scottish Company Number: 065527

For overseas companies

(a) Territory of incorporation:

(b) Registered number in the United Kingdom including any prefix:

Give full name(s). Complete as appropriate where the transferee is a company. Also, for an overseas company, unless an arrangement with Land Registry exists, lodge either a certificate in Form 7 in Schedule 3 to the Land Registration Rules 2003 or a certified copy of the constitution in English or Welsh, or other evidence permitted by rule 183 of the Land Registration Rules 2003.	5

Transferee for entry in the register:

Woodcock Brothers (Wimbledon) Limited

For UK incorporated companies/LLPs

Registered number of company or limited liability partnership including any prefix:

00481173

For overseas companies

(a) Territory of incorporation:

(b) Registered number in the United Kingdom including any prefix:

Each transferee may give up to three addresses for service, one of which must be a postal address whether or not in the UK (including the postcode, if any). The others can be any combination of a postal address, a UK DX box number or an electronic address.	6	Transferee’s intended address(es) for service for entry in the register: 5th Floor, 7-10 Chandos Street, London, W1G 9DQ

	7	The transferor transfers the property to the transferee

Place ‘X’ in the appropriate box. State the currency unit if other than sterling. If none of the boxes apply, insert an appropriate memorandum in panel 11.	8	Consideration
			The transferor has received from the transferee for the property the following sum (in words and figures):
		☐	The transfer is not for money or anything that has a monetary value
		☒	Insert other receipt as appropriate:
		The Transferee has received from the Transferor the Reverse Premium referred to in panel 11.

Place ‘X’ in any box that applies.	9	The transferor transfers with
Add any modifications.		☒	full title guarantee
		☐	limited title guarantee

Where the transferee is more than one person, place ‘X’ in the appropriate box.	10	Declaration of trust. The transferee is more than one person and
		☐	they are to hold the property on trust for themselves as joint tenants
		☐	they are to hold the property on trust for themselves as tenants in common in equal shares
Complete as necessary.		☐	they are to hold the property on trust:

Insert here any required or permitted statement, certificate or application and any agreed covenants, declarations and so on.	11	Additional provisions Additional provisions
		11.1

Definitions

In this Transfer unless the context otherwise requires, the following words have the following meanings:

“Lease” means the lease of the Property dated 14 October 2002 made between the Transferee (1) Heineken (UK) Limited (2) Heineken Brouwerijen BV (3) for a term of 15 years expiring on 30 September 2017 (as supplemented or varied whether by deed, licence or otherwise)

“Reverse Premium” means £50,000.00 (fifty thousand pounds) plus Value Added Tax of £10,000.

“Term” means the Contractual Term as defined in the Lease.

“Transferee’s Interest” means the immediate reversionary interest of the Transferee in the Property on the expiration of the Term.

“Underlease” means the underlease dated 17 November 2008 relating to the third floor of the Property made between the Transferor (then called Scottish & Newcastle (UK) Limited) (1) and Datix Limited (2) (as supplemented or varied whether by deed, licence or otherwise).

		11.2	Surrender of Lease

In consideration of the releases contained in clause 11.3 and the Reverse Premium paid by the Transferor to the Transferee (the receipt of which the Transferee acknowledges) the Transferor assigns and surrenders to the

Transferee all its estate interest and rights in the Property and all or any other estate interest and rights of the Transferor in the Property whether granted by or arising from the Lease so that the Term is extinguished in the Transferee’s Interest subject to the Underlease but with the benefit of the rents reserved by and covenants on the Transferor’s part and conditions contained in the Underlease and the Transferee accepts the surrender.

11.3	Release of the parties’ obligations

The Transferee and the Transferor each release the other and the Transferee releases Heineken Brouwerijen BV from all actions proceedings costs claims damages losses demands and other expenses in respect of any of the covenants or obligations contained in or otherwise arising under the Lease (other than this Transfer) whether past, present or future.

11.4	Covenants by Transferee

(a)     The Transferee covenants with the Transferor that it will from the date of this Transfer keep the Transferor fully indemnified against all actions proceedings costs claims damages losses demands and other expenses incurred in respect of any obligation of the Transferor relating to the Underlease for which the Transferor remains liable notwithstanding the surrender of the Lease to the Transferee.

(b)    The Transferee covenants with the Transferor that it shall at its own cost as soon as reasonably practicable apply to the Land Registry to close the registered title of the Lease and remove any entry relating to the Lease or rights appurtenant to it and to deal diligently with any requisitions and to provide the Transferor with a copy of the confirmation from the Land Registry that such application has been completed within 7 days of receipt and the Transferor shall use reasonable endeavours to assist with any requisitions raised by the Land Registry.

11.6	Jurisdiction
This Transfer will in all respects be governed by and construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English courts.

11.7	Exclusion of third party rights
No express term of this Transfer or any term implied under it is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

The transferor must execute this transfer as a deed using the space opposite. If there is more than one transferor, all must execute. Forms of execution are given in Schedule 9 to the Land Registration Rules 2003. If the transfer contains transferee’s covenants or declarations or contains an application by the transferee (such as for a restriction), it must also be executed by the transferee.	12

Execution

Executed as a Deed by

Heineken UK Limited

acting by a Director in the

presence of:

Witness:

Name:

Address:

Occupation:

Executed as a Deed by

Woodcock Brothers (Wimbledon)

Limited acting by a Director in the

presence of:

Witness:

Name:

Address:

Occupation:

WARNING

If you dishonestly enter information or make a statement that you know is, or might be, untrue or misleading, and intend by doing so to make a gain for yourself or another person, or to cause loss or the risk of loss to another person, you may commit the offence of fraud under section 1 of the Fraud Act 2006, the maximum penalty for which is 10 years’ imprisonment or an unlimited fine, or both.

Failure to complete this form with proper care may result in a loss of protection under the Land Registration Act 2002 if, as a result, a mistake is made in the register.

Under section 66 of the Land Registration Act 2002 most documents (including this form) kept by the registrar relating to an application to the registrar or referred to in the register are open to public inspection and copying. If you believe a document contains prejudicial information, you may apply for that part of the document to be made exempt using Form EX1, under rule 136 of the Land Registration Rules 2003.

© Crown copyright (ref: LR/HO) 07/09